UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Western Alliance Bancorporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2013

To the Stockholders of Western Alliance Bancorporation:

The Annual Meeting of Stockholders (“Annual Meeting”) of Western Alliance Bancorporation (“Company”) will be held at the Company’s headquarters at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004 on Tuesday, May 21, 2013, at 8:00 a.m., local time, for the following purposes:

1.	To elect four Class II directors to the Board of Directors whose terms will expire at the 2016 annual meeting;

2.	To approve, on a non-binding advisory basis, executive compensation;

3.	To ratify the appointment of McGladrey LLP as the Company’s independent auditor; and

4.	To transact such other business as may properly come before the stockholders at the Annual Meeting.

Only stockholders of record at the close of business on April 1, 2013, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the offices of the Company for a period of ten days prior to the Annual Meeting until the close of such meeting.

Your vote is important. Even if you plan to attend the Annual Meeting in person, please vote your shares of the Company’s common stock in one of these ways: (1) use the toll-free telephone number shown on the proxy card; (2) visit the website listed on the proxy card; or (3) mark, sign, date and promptly return the proxy card to the address provided. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors,

Linda N. Mahan

Secretary

Phoenix, Arizona

April 24, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2013: This proxy statement, along with our annual report on Form 10-K for the fiscal year ended December 31, 2012, are available free of charge online at http://materials.proxyvote.com/957638.

PROXY STATEMENT

WESTERN ALLIANCE BANCORPORATION

One E. Washington Street, Suite 1400

Phoenix, Arizona 85004

GENERAL INFORMATION

This proxy statement is being provided to stockholders of Western Alliance Bancorporation (“Company”) for solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company’s headquarters at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, at 8:00 a.m., local time, on Tuesday, May 21, 2013 and any and all adjournments thereof. This proxy statement, the Company’s annual report on Form 10-K, and the proxy card will be mailed to stockholders on or about April 24, 2013. The Company will pay all expenses incurred in this solicitation. The Company is soliciting proxies by mail, over the internet and by telephone, and the Company’s directors, officers and employees may solicit proxies on behalf of the Company without additional compensation. In addition, the Company has retained Morrow & Co., LLC of 470 West Ave. Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $7,000 plus disbursements based on out-of-pocket expenses, telecommunicators, directory assistance and related telephone expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Your proxy is being solicited by the Board of Directors of the Company. Your proxy will be voted as you direct; however, if no instructions are given on an executed and returned proxy, it will be voted FOR the election of the four Class II director nominees whose terms will expire at the 2016 annual meeting and FOR the other proposals described in this proxy statement.

If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The Company is required to file an annual report on Form 10-K for its 2012 fiscal year with the Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of our annual report on Form 10-K by visiting http://materials.proxyvote.com/957638 or www.westernalliancebancorp.com, or by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

VOTING RIGHTS

Only stockholders of record at the close of business on April 1, 2013 (“Record Date”) are entitled to vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were 87,079,916 shares of common stock outstanding and eligible to be voted at the Annual Meeting. Each holder of common stock shall have one vote for each share of common stock of the Company in the holder’s name on the Record Date.

The accompanying proxy is for use at the Annual Meeting if a stockholder does not attend the Annual Meeting in person or will attend the Annual Meeting but wishes to vote by proxy. Proxies may be granted by completing a form over the internet, using a toll-free telephone number, or completing the proxy card and mailing it in the postage-paid envelope provided. Stockholders who provide their proxy over the internet may incur costs, such as telephone and internet access charges, for which the stockholder is responsible. Eligible stockholders of record will not be able to provide their proxy through the internet or over the telephone after 11:59 p.m. Eastern Time on May 20, 2013. After such time, stockholders of record will only be able to vote by attending the Annual Meeting and voting in person. Specific instructions to be followed by any stockholder interested in providing a proxy via the internet or telephone are shown on the enclosed proxy card. The internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to direct the holders of their proxies to vote their shares as directed and confirm that their instructions have been properly recorded.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date (including a proxy given over the internet or by telephone), or by voting in person at the Annual Meeting. Attendance at the Annual Meeting without voting will not revoke a previously provided proxy.

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (“record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct.

If you do not give instructions, whether the broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange (“NYSE”) rules. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. The Ratification of Auditor (Item 3) is the only proposal set forth in this proxy statement considered routine.

For each of the proposals to be considered at the Annual Meeting, abstentions and broker non-votes will have the following effect:

Item 1 – Election of Directors. Broker non-votes and abstentions will have no effect on this proposal.

Item 2 – Advisory (Non-Binding) Vote on Executive Compensation. Broker non-votes and abstentions will have no effect on this proposal.

Item 3 – Ratification of Auditor. Broker non-votes and abstentions will have no effect on this proposal.

If your shares are held in the name of a bank or broker, your ability to provide a proxy over the internet or via the telephone will depend on the processes of your bank or broker. Therefore, we recommend that you follow the instructions on the form you receive.

Quorum and Summary of Proposals

The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented and entitled to vote, for purposes of determining the presence of a quorum at the Annual Meeting. Our Board of Directors has recommended you vote “FOR” the director-nominees and the other proposals set forth in this proxy statement.

Item 1—Election of Directors

Directors will be elected by a plurality of the votes cast in person or by proxy. There will be no cumulative voting in the election of directors.

Item 2 – Advisory (Non-Binding) Vote on Executive Compensation

The advisory vote will be approved if the votes cast for the proposal exceed those cast against it. Because the vote is advisory, neither the Company nor the Board of Directors will be bound to take action based upon the outcome. However, the Compensation Committee and Board of Directors will consider the outcome of the vote when considering future executive compensation arrangements.

Item 3 – Ratification of Auditor

The proposal to ratify the appointment of McGladrey LLP as the Company’s independent auditors will be approved if the votes cast for the proposal exceed those cast against the proposal. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2013 will stand, unless the Audit Committee finds other good reason for making a change.

Shares in the Company 401(k) Plan

If you hold shares in the Western Alliance Bancorporation 401(k) Plan (the “401(k) Plan”), you may instruct the plan trustee on how to vote your shares in the 401(k) Plan by mail, by telephone or over the internet as described above. You may vote or provide instructions with respect to all of the shares of our common stock allocated to your account on the Record Date.

In addition, your vote or instructions will also apply pro rata, along with the votes or instructions of other participants in the 401(k) Plan who return voting instructions to the trustee, to all shares held in the 401(k) Plan for which voting directions are not received. These undirected shares may include shares credited to the accounts of participants who do not return their voting instructions and shares held in the 401(k) Plan that were not credited to individual participants accounts as of the Record Date. The trustee will automatically apply your voting preference to the undirected shares proportionately with all other participants who provide voting directions.

CORPORATE GOVERNANCE

The Board of Directors is responsible for ensuring effective governance over the Company’s affairs. The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents are available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

Board Leadership Structure

In accordance with the Company’s bylaws, the Chairman of the Board is a discretionary position whose sole stated duty is to preside at meetings of the Board of Directors and meetings of stockholders, as well as to perform such other duties as assigned to him by the Board of Directors. The Chief Executive Officer (“CEO”) is required to be a member of the Board of Directors, subject to the control of the Board of Directors, and has general supervision, direction and control of the business and officers of the Company. The positions of Chairman and CEO may be held by the same person or may be held by two people. The Board does not have a definitive policy on whether the role of the Chairman and the CEO should be separate.

The Company has a Lead Independent Director, who is selected by the non-management Directors, because the Board believes the position can contribute to improved corporate performance in the following ways: (1) supporting effective communication and building a productive relationship between the CEO and other members of executive management and the Board; (2) leading the process for improving Board performance; and (3) assisting in a crisis. In addition to the duties of all Directors, the specific responsibilities of the Company’s Lead Independent Director are as follows:

•	Assist the Chairman/CEO with setting the Board agenda and schedules;

•	Preside at meetings in the absence of the Chairman/CEO;

•	Lead the Board in evaluating the Chairman/CEO;

•	Call for meetings of the independent and/or non-management directors as necessary, set the agenda and preside at such meetings;

•	Provide feedback to the CEO and management team on issues of interest or concern to the Directors, including ensuring the Board has the information it has requested;

•	Work with the Governance Committee regarding committee assignments, succession planning and Board candidates;

•	Work with the Governance Committee to lead the Board and individual directors through an annual evaluation process;

•	Assist new Board members and provide counsel needed to enable them to become active and productive contributors;

•	Facilitate outside director action in a crisis;

•	Stay informed about Company activities, strategies, performance and provide counsel and feedback to the Chairman/CEO;

•	Lead the Board to achieve consensus in its deliberations while reaching timely decisions;

•	Lead the Board process to ensure focus on strategic issues rather than minutiae; and

•	If requested, communicate directly with stockholders.

After careful consideration, the Nominating and Corporate Governance Committee (“Governance Committee”) continues to believe that the Company’s current Board structure combining the CEO and Chairman of the Board positions and utilizing a Lead Independent Director is the most appropriate leadership structure for the Company and its stockholders. The Governance Committee based its determination on a number of reasons, the most significant of which include the following:

•	As noted above, the Chairman has no specific duties under the Company’s bylaws, and therefore a combined Chairman and CEO role does not result in any consolidation of function or authority. On the other hand, the combined role allows for more productive meetings. The CEO is the individual selected by the Board of Directors to manage the Company on a day to day basis, and his direct involvement in the Company’s operations makes him best positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of the Company’s short- and long-term objectives.

•	Our Board structure provides strong oversight by independent directors and in addition a majority of our operations are subject to extensive regulation. Our Lead Independent Director’s responsibilities include leading independent and non-management sessions of the Board of Directors during which our directors meet without management. These sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of the CEO, and where necessary, critical of the CEO and senior management. In addition, each of the Board’s standing committees, with the exception of the Finance and Investment Committee, is chaired by an independent director.

Director Selection Process

One of the primary responsibilities of the Governance Committee is to assist the Board of Directors in identifying, and reviewing the qualifications of, prospective directors of the Company. The Board of Directors and the Governance Committee periodically review the appropriate size of the Board. In considering candidates for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Governance Committee-recommended nominee.

The Governance Committee is guided by the following basic selection criteria for all nominees:

•	The director’s/potential director’s character and integrity, experience and understanding of strategy and policy-setting, reputation for working constructively with others and sufficient time to devote to board matters;

•	The director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the SEC and listing standards of the NYSE;

•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business, such as experience in a regulated industry or a publicly held company;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in highly regulated environment.

The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Governance Committee will consider nominees for directors recommended by stockholders. A stockholder wishing to recommend a director candidate for consideration by the Committee should send such recommendation to the Company’s Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the Governance Committee. Any such recommendation should include the following minimum information for each director nominee: full name, address and telephone number, age, a description of the candidate’s qualifications for service on the Board of Directors (such as principal occupation and directorships on publicly held companies during the past five years), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and the number of shares of Company common stock owned, if any. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Governance Committee as a nominee, must comply with certain advance notice requirements. See “Stockholder Proposals for the 2014 Annual Meeting” on page 46 for more information on these procedures.

If the Governance Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially own greater than 5% of the Company’s outstanding voting stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its proxy statement whether the Governance Committee chose to nominate the candidate, as well as certain other information.

In addition to potential director nominees submitted by stockholders, the Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance Committee conducts an independent due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by stockholders, will be similarly evaluated by the Governance Committee using the Board membership criteria described above.

All of the nominees standing for election to the Company’s Board of Directors at this year’s Annual Meeting are current directors. The Governance Committee and the Board of Directors believe that all the nominees satisfy the above described director standards. Accordingly, all of such nominees were approved for re-election by the Board of Directors, based in part on the recommendation of the Governance Committee. With respect to this year’s Annual Meeting, no nominations for director were received from stockholders.

Board Composition

The Company’s bylaws provide that the Board of Directors will consist of not less than 8 or more than 17 directors. The Board of Directors may, from time to time, fix the number of directors within these limits. The Company’s Board is currently fixed at 13 directors. In accordance with the terms of the Company’s articles of incorporation, the terms of office of the directors are divided into three classes:

•	Class I, whose current term will expire at the annual meeting of stockholders in 2015;

•	Class II, whose current term will expire at the annual meeting of stockholders in 2013; and

•	Class III, whose current term will expire at the annual meeting of stockholders in 2014.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual stockholders’ meeting following election. The number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, such that each class shall be as nearly equal in number as possible.

The Board of Directors currently consists of 13 directors divided into three classes. Information regarding each of the Company’s directors is set forth below. All ages are provided as of December 31, 2012.

Class I Directors with Terms Expiring in 2015

Bruce Beach (age 63) has been a director of the Company since April 2005 and became Chairman of the Company’s Audit Committee and Lead Independent Director in May 2009 and January 2010, respectively. Mr. Beach has been a director of Western Alliance Bank (doing business as Alliance Bank of Arizona and First Independent Bank) since its formation. Mr. Beach has been Chairman and Chief Executive Officer of BeachFleischman PC, an accounting and business advisory firm in Southern Arizona, since May 1991. Mr. Beach is a certified public accountant, received a BS in business administration and an MBA from the University of Arizona, and has 39 years of experience in public accounting. Mr. Beach was the Vice-Chairman of Carondelet Health Network, one of the largest hospital systems in Southern Arizona, from July 2004 until December 2007, and served as the chairman of its audit committee from July 2003 until December 2007. Mr. Beach served a term as Chairman of Carondelet Health Network in 2008, and retired from the Carondelet board of directors on December 31, 2008. Mr. Beach’s experience as an accounting professional and his background as an executive and director contribute management and financial expertise to the Board, as well as leadership skills and significant knowledge of the southern Arizona business environment.

William S. Boyd (age 81) has been a director and stockholder of the Company since 2002 and was a founder of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Mr. Boyd has served as a director of Boyd Gaming Corporation since its inception in June 1988, and as Chairman of the Board of Directors since August 1998. Mr. Boyd also held the position of CEO of Boyd Gaming Corporation from August 1988 through December 2007, and has served as its Executive Chairman since January 2008. Mr. Boyd has been a director of California Hotel and Casino since its inception in 1973. He has previously served on the board of directors and for the past twelve years has been the President of the National Center for Responsible Gaming. He served as a director of Nevada State Bank from 1965 to 1985. Mr. Boyd played a leading role in founding the William S. Boyd School of Law at the University of Nevada, Las Vegas. Mr. Boyd is the father of director Marianne Boyd Johnson. Mr. Boyd brings extensive experience in executive management to our Board, as well as experience in a highly regulated industry, and a prominent fixture within the Las Vegas business community where Bank of Nevada operates. Additionally, Mr. Boyd has a law degree and actively practiced in Las Vegas for 15 years, specializing in business related matters. He also has over 20 years’ previous experience as a bank board director.

Steven J. Hilton (age 51) has been a director of the Company and Western Alliance Bank since December 2002 and February 2003, respectively. Mr. Hilton was the co-founder and is the Chairman and Chief Executive Officer of Meritage Homes Corporation. Mr. Hilton founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became a publicly traded company and combined with Legacy Homes in 1997, resulting in the creation of Meritage Homes Corporation. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona. Mr. Hilton contributes considerable knowledge of the southwestern real estate market to the Board. As the chairman and chief executive officer of another NYSE-listed public company, Mr. Hilton also brings executive management experience, risk assessment skills and public company expertise to our Board.

Marianne Boyd Johnson (age 54) has been a director of the Company since inception and was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Since 1992, Ms. Johnson has been a member of the board of directors of Boyd Gaming Corporation and has served as its Vice Chairman of the Board since February 2001. Ms. Johnson was Senior Vice President of Boyd Gaming from December 2001 until December 2007, and she was promoted to Executive Vice President on January 1, 2008. Ms. Johnson has served Boyd Gaming since 1977 in a variety of capacities, including sales and marketing. Ms. Johnson served as a director of Nevada Community Bank until its sale to First Security Bank (Wells Fargo) in 1993. Ms. Johnson is the daughter of director William S. Boyd. Ms. Johnson brings to the Board nearly two decades of experience in both the banking and highly regulated gaming industry, as well as extensive knowledge of the Las Vegas, Nevada market, and considerable public company experience.

Kenneth A. Vecchione (age 58) has been a director of the Company since October 2007, and Vice Chairman of the Company’s Bank of Nevada subsidiary since October 2010. He also served as the Company’s President and Chief Operating Officer from April 5, 2010 to April 5, 2013. Prior to joining the Company, Mr. Vecchione was the Chief Financial Officer of Apollo Global Management, L.P., one of the largest private equity firms in the United States, from November 2007 to March 2010. Prior to that, he served as the Vice Chairman and Chief Financial Officer of MBNA Corporation. His work experience also includes serving as Chief Financial Officer at AT&T Universal Card, First Data Corp Merchant Group and Citicorp Credit Card Services. Mr. Vecchione became president of Encore Capital Group and a member of its Board of Directors on April 8, 2013. Mr. Vecchione serves as a Director of International Securities Exchange, Chairman of its Audit and Finance Committee, and is a member of its Executive, Compensation and Governance committees. Mr. Vecchione joined the board of the Federal Home Loan Bank of San Francisco in January 2012. Mr. Vecchione served as a director of Affinion Group and was the Chairman of its Audit Committee until January 2011. As the former chief financial officer of large financial institutions, Mr. Vecchione provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the current trends and regulatory issues within the financial services industry. Furthermore, Mr. Vecchione’s in depth understanding of the Company’s operations and risk management processes provide the Board with valuable insight into the Company’s strengths and potential vulnerabilities.

Class II Directors with Terms Expiring in 2013

The terms of Class II directors will expire at this year’s Annual Meeting. The Board has nominated the individuals listed below, all of whom are currently directors of the Company, to be elected as Class II directors at the Annual Meeting. See “Items of Business To Be Acted On At The Meeting – Item 1. Election of Directors” on page 45.

Cary Mack (age 53) has been a director of the Company since April 2005. Mr. Mack has been a director of Torrey Pines Bank since its formation in May 2003, and became Chairman of Torrey Pines Bank in July 2009. Mr. Mack has held licenses in the State of California as a certified public accountant, attorney and real estate broker. He was formerly employed with PricewaterhouseCoopers’ audit and dispute resolution practices until 1990, when he became a founding stockholder, and the Chief Executive Officer of Mack/Barclay Inc., a forensic certified public accounting, economic and information technology consulting firm specializing in the evaluation and resolution of complex economic and accounting issues in the business and litigation environments. Mack/Barclay was acquired in May 2006 by LECG Corporation. Mr. Mack served as a managing director with LECG from 2006 through 2009. In June 2009, Mr. Mack became a Managing Principal at Southwest Value Partners Enterprises, a private real estate investment firm located in San Diego, California (“SVP”). Mr. Mack’s legal and accounting experience, his involvement in other companies’ auditing practices and risk management programs and policies, and his knowledge of the real estate market provide the Board with invaluable expertise in these areas.

Todd Marshall (age 56) has been a director of the Company since inception and a director of Torrey Pines Bank since January 2011. He was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Mr. Marshall has been a director of Marshall Retail Group since May 1976, is currently its Chairman and served as its Chief Executive Officer until January 2005. The Marshall Retail Group owns and operates stores in more than 100 locations, primarily in major casino-hotels in Nevada, Mississippi and New Jersey. He is currently the owner and President of Marshall Management Co., a real estate investment and property management company in Las Vegas. Mr. Marshall served on the board of directors of Consumer Health Services from July 2007 until July 2012, and as its Chief Operating Officer from March 2011 until March 2012. Mr. Marshall’s long history with the Company, his extensive leadership experience and knowledge of the Las Vegas retail market and community provide the Board with an important perspective for assessing and managing risks and planning for corporate strategy in one of its largest markets. Mr. Marshall also brings to the Board his experience in the highly regulated gaming industry and marketing and branding expertise.

M. Nafees Nagy, M.D. (age 69) has been a director of the Company since April 2004, was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada), and continues to serve as a director of Bank of Nevada. Dr. Nagy has practiced medicine in Las Vegas for more than 30 years and specializes in oncology, clinical hematology, and cancer chemotherapy. He founded and is President and a director of the Nevada Cancer Centers. Dr. Nagy served for eight years as a member of the Nevada State Board of Medical Examiners and also served as its Secretary. Dr. Nagy is certified by the American Board of Internal Medicine and the American Board of Utilization Review and Quality Assurance and has consulted for several healthcare concerns. He was a member of the advisory board for Option Care. Dr. Nagy also has served as a member and the chair of the Medical Carrier Advisory Committee for the Clark County Medical Society and has served as a member of the Society’s Nominating Committee. Dr. Nagy formerly served as a director of Sun Bank for five years and Nevada Community Bank until its sale in 1993. He retired from the U.S. Army Reserve as a Lt. Colonel and served in Operation Desert Storm in 1991. In January 2008, the Governor of Nevada appointed Dr. Nagy to the special healthcare issues advisory board. Dr. Nagy brings to our Board a well-developed understanding of the Company’s business, history and organization, as well as leadership skills and knowledge of the Nevada medical community.

James E. Nave, D.V.M. (age 68) has served as a director of the Company and Bank of Nevada since their establishment in 1995 and 1994, respectively. Dr. Nave, a former officer in the armed forces, has owned the Tropicana Animal Hospital since 1974, and is the owner of multiple hospitals. He is the director of International Affairs and past President for American Veterinary Medical Association, a member and past President of the Nevada Veterinary Medical Association and the Western Veterinary Conference, as well as a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, and the American Animal Hospital Association. He has previously served as the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association, and as a member of the Executive Board of the World Veterinary Association. Dr. Nave was also the Chairman of the University of Missouri, College of Veterinary Medicine Development Committee. He was a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its Chairman from 1989 to 1992 and from 1994 to 1996. Dr. Nave serves as one of two independent directors of Station Casinos, LLC and is chairman of its audit committee. Dr. Nave’s management skills, leadership experience, financial acumen and audit committee experience add an important dimension to our Board’s composition.

Class III Directors with Terms Expiring in 2014

John P. Sande, III (age 63) has been a director of the Company and Western Alliance Bank since April 2007 and January 2011, respectively. He served as Chairman of the Board of Directors for First Independent Bank of Nevada from September 1999 through December 2010. Mr. Sande is a director at Fennemore Craig Jones Vargas, a prominent Nevada law firm specializing in administrative law, government relations and trust and estates, and is admitted to the state and federal courts in California and Nevada. The Nevada Bankers Association is among the clients Mr. Sande represents before the Nevada legislature. He is a trustee of the William F. Harrah Trusts, serves as a director of Employers Holdings, Inc., and is a former director of Bank of America Nevada (Valley Bank of Nevada). He is also the Chairman of the Reno-Tahoe Open, a PGA Tour event in northern Nevada, and is on the Board of Directors of the Reno Air Racing Association. He is also a director on the Board for the Andrus Center for Public Policy. Mr. Sande graduated with great distinction from Stanford University, was named to its All Century Football Team and was inducted into the Stanford Athletic Hall of Fame. He also received his Juris Doctor degree from Harvard University where he graduated cum laude. Mr. Sande’s legal career and government relations experience give him the leadership and consensus-building skills to assist our Board on a variety of matters, including corporate governance, succession planning and risk oversight.

Robert G. Sarver (age 51) has been the Chairman and Chief Executive Officer of the Company since December 2002. He also served as the President of the Company from December 2002 to April 2010, as CEO of Torrey Pines Bank from May 2003 until June 2006, and as Chairman of Torrey Pines Bank from May 2003 to July 2009. He currently serves on the board of directors of both Torrey Pines Bank and Western Alliance Bank. Mr. Sarver organized and founded National Bank of Arizona in 1984 and served as President at the time of the sale of that bank in 1994 to Zions Bancorporation. Mr. Sarver was the lead investor and CEO of GB Bancorporation, the former parent company of Grossmont Bank, from 1995 to 1997. Mr. Sarver served as Chairman and CEO of California Bank and Trust and as an Executive Vice President with Zions Bancorporation from June 1998 to March 2001. He served as a director and credit committee member of Zions Bancorporation from 1995 to 2001. Mr. Sarver was an original founder of SVP and a managing principal until May 2009. Mr. Sarver is a director and audit committee member of Skywest Airlines and a director of Meritage Homes Corporation. He is also the Managing Partner of the Phoenix Suns NBA basketball team and a member of the board of directors of the Sarver Heart Center at the University of Arizona. Mr. Sarver brings extensive experience in banking, real estate and executive management to our Board. Mr. Sarver’s experience as a leader and entrepreneur in the southwest, where the Company operates, provide insight to the Board on the facts that impact both the Company and the communities in which it operates. Moreover, Mr. Sarver’s day-to-day leadership and intimate knowledge of the Company’s business and operations provide the Board with Company-specific experience and expertise.

Donald D. Snyder (age 65) has served as a director of the Company and of Bank of Nevada since 1997. Mr. Snyder became Chairman of Bank of Nevada in January 2010. He had earlier served as a founding director of the entity created to charter Bank of Nevada and was one of its initial investors. Since July 1, 2010, Mr. Snyder has served as Dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas. He continues to serve as the Chairman of The Smith Center for the Performing Arts. He also is a director of NV Energy, Tutor Perini Corporation, and Switch Communications Group, LLC. Mr. Snyder served as a director of Cash Systems, Inc. from April 2005 to August 2008. Mr. Snyder was the President of Boyd Gaming Corporation from January 1997 to March 2005, having joined the company’s board of directors in April 1996 and its management team in July 1996. Prior to that, he was President and Chief Executive Officer of the Fremont Street Experience LLC, a private/public partnership formed to develop and operate a major redevelopment project in Downtown Las Vegas. Mr. Snyder was previously Chairman of the board of directors and Chief Executive Officer of First Interstate Bank of Nevada, then Nevada’s largest full-service bank, from 1987 through 1991. During his 22 years with First Interstate Bank from 1969 to 1991, Mr. Snyder served in various management positions in retail and corporate banking, as well as international and real estate banking. He has served and continues to serve on the boards of numerous industry and community organizations. Mr. Snyder brings to our Board an extraordinary understanding of the Company’s business, history and organization as well as extensive leadership skills, banking and regulatory expertise and management experience.

Sung Won Sohn, Ph.D. (age 68) was appointed as a director of the Company and Torrey Pines Bank in October and December 2010, respectively. Dr. Sohn is Smith Professor of Economics and Finance at California State University CI and Vice Chairman of multi-national retailer Forever 21. He also currently serves on the boards of the Port of Los Angeles and Claremont Graduate University. Dr. Sohn was the President and Chief Executive Officer of Hanmi Financial Corporation, a commercial bank in Los Angeles, California, with $4 billion in assets. Before joining Hanmi in 2005, Dr. Sohn was an Executive Vice President and Chief Economic Officer of Wells Fargo Bank. Prior to his tenure at Wells Fargo, Dr. Sohn was a senior economist on the President’s Council of Economic Advisors in the White House, and has also been a tenured college professor in the Pennsylvania State University System. He is author of the book Global Financial Crisis and Exit Strategy. He has served on the boards of Ministers Mutual Life Insurance Company, L.A. Music Center (Performing Arts), Park Nicollet Health Services, The Blake School, Minnesota Community College System, North Memorial Medical Center, Harvard Business School Association of Minnesota and the American Heart Association of Minnesota. Dr. Sohn was educated at the University of Pittsburgh and Harvard Business School. In addition to world class abilities in economic forecasting, Dr. Sohn offers our Board expertise and experience in banking, management and the southern California market.

Director Independence

The Company’s common stock is traded on the NYSE. The NYSE’s rules require that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under the NYSE’s rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, including its subsidiaries, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company, and a director must satisfy all categorical standards relating to independence, as set forth in Section 303A of the NYSE Listed Company Manual.

Of the 13 persons currently on the Board of Directors, including the Class II nominees, 10 have been determined by the Board to be independent under NYSE standards. The Board based these determinations primarily on a review of its internal records and the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with such directors. As part of its review, the Board considered, among other things, the nature and extent of each director’s business relationships and transactions with the Company, its subsidiaries, and its executive officers and their affiliated business entities, including personal investment activities, professional services, and involvement in charitable or non-profit organizations.

As a result of its review of these factors, the Board determined that Messrs. Sarver and Vecchione are not independent because they have served as executive officers of the Company and/or one of its banking subsidiaries (“Banks”) within the last three years. Likewise, the Board determined that Mr. Hilton is not independent. In evaluating Mr. Hilton’s independence, the Board considered the fact that he is Chairman of the Board and Chief Executive Officer of Meritage Homes Corporation (“Meritage”), and Mr. Sarver is a member of the board of directors of Meritage. The Board of Directors of Meritage considers Mr. Sarver to be a non-independent director. In addition, the Board also considered the fact that Mr. Sarver is the managing partner of the entity which owns the Phoenix Suns NBA basketball team, and Mr. Hilton is a limited partner in the Phoenix Suns ownership group. Further, Mr. Hilton is an investor in multiple commercial real estate ventures in which Mr. Sarver also has a direct or indirect interest, and Mr. Sarver serves as trustee of certain trusts that Mr. Hilton has established for the benefit of his children. Accordingly, based on the totality of these circumstances, and notwithstanding that Mr. Hilton satisfies all of the NYSE’s categorical standards for independence, the Company’s Board of Directors concluded it is in the best interest of the Company’s stockholders that Mr. Hilton not be deemed an independent director.

Meetings of the Board of Directors

The Board of Directors held nine meetings in 2012. Each current director attended at least 75% of the Board meetings and meetings of committees on which he or she served in 2012. The Company invites and encourages all of its directors to attend the Company’s annual meetings of stockholders, and all of the directors attended the 2012 annual meeting of stockholders.

Executive sessions of non-management directors (consisting of all directors other than Messrs. Sarver and Vecchione) and independent directors’ sessions (consisting of all directors other than Messrs. Sarver, Vecchione and Hilton) are regularly scheduled and held during the Company’s regular quarterly Board of Directors meetings. Mr. Beach has served as the Company’s Lead Independent Director since January 2010.

Board Role in Risk Oversight

Under the Company’s governance structure and applicable law, the Board of Directors is ultimately responsible for overseeing the Company’s risk management processes. The Board discharges this duty in part through its duly appointed committees. In particular, in accordance with NYSE requirements, the Audit Committee is primarily responsible for overseeing the Company’s overall risk management function on behalf of the Board. The Audit Committee periodically reports to the full Board on risk management. In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks associated with the Company’s compensation programs. For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee incentive compensation plans and the risks associated with those plans, see “Evaluation of Company Compensation Plans and Risk” on page 30 of this proxy statement. Likewise, the Finance and Investment Committee oversees the Company’s management of risks associated with its finance and investment functions.

Over the past three years, the Company has dedicated significant resources and made substantial improvements to its internal risk management processes. The Company has a senior Asset-Liability Manager, whose responsibilities include implementation of formal risk mitigation strategies related to finance and investment activities. The Company also has a Chief Risk Officer (“CRO”), who supervises periodic comprehensive company-wide risk assessments and manages the Company’s enterprise risk management program. The CRO chairs the Enterprise Risk Management Committee (“ERMC”), which is composed of most of the Company’s senior managers and staff. Under its charter, the ERMC meets on a regular basis throughout the year and is responsible for: (1) identifying and prioritizing business risks, (2) evaluating the effectiveness of risk mitigation activities, (3) ensuring that any identified risk control gaps are addressed, and (4) continually improving the Company’s risk management infrastructure. The CRO provides regular reports on ERMC activities to both the Audit Committee and the full Board of Directors. In 2012, the Company hired senior audit staff with extensive knowledge and experience to improve its internal audit department.

In addition to the CRO reports, the full Board of Directors receives regular reports from the Company’s Chief Credit Officer regarding the quality of the Company’s credit portfolios, the effectiveness and administration of the Company’s credit related policies, the Company’s loan portfolio composition, and the results of internal credit examinations. Similarly, the Company’s Chief Financial Officer (“CFO”) regularly reports to the full Board of Directors regarding the financial performance of the Company, capital and liquidity issues, and other matters relating to corporate strategy and the finance function. The Board’s Finance and Investment Committee also reviews strategies and oversees the effectiveness of financial risk management and investment activities at the Company and each of its subsidiaries.

Finally, because the Board of Directors believes that skilled and well informed directors are vital to effectively fulfilling the Board’s governance responsibilities, including oversight of the Company’s risk management processes, it has adopted and implemented a formal Director Training and Education Program as part of the Corporate Governance Guidelines.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors adopted Stock Ownership Guidelines for directors and executive officers because it believes that it is important for the Company’s future success that senior management and directors own and hold a minimum number of shares of common stock of the Company in order to further align their interests and actions with the interests of the Company’s stockholders. The Stock Ownership Guidelines require non-employee directors to own a minimum of 20,000 shares of the Company’s common stock. Adopted in 2010, the Stock Ownership Guidelines provide for a transition period of five years during which directors must achieve full compliance with these requirements. The Stock Ownership Guidelines, as amended, are administered and enforced by the Board’s Compensation Committee, and compliance is monitored and reported to the Committee by the Company’s General Counsel. Stock Ownership Guidelines for the Company’s executive officers can be found on page 27.

The Company understands that hedging and significant amounts of pledging of Company stock by directors and executive officers may skew the alignment of the interests between Company insiders and Company stockholders. Therefore, in April 2013, the Board amended the Stock Ownership Guidelines to specifically prohibit any hedging of Company stock held by directors and executive officers, to exclude pledged shares from required ownership levels, and to establish both individual and collective maximums on the shares that may be placed in a margin account or otherwise pledged. A complete copy of the Stock Ownership Guidelines, and the restrictions on hedging and pledging contained therein, is included as an exhibit to the Corporate Governance Guidelines available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

Communication with the Board and its Committees

Any stockholder or other interested person may communicate with the Board, a specified director (including the Lead Independent Director), the non-management directors as a group, or a committee of the Board by directing correspondence to their attention, in care of the Corporate Secretary, Western Alliance Bancorporation, One E. Washington Street, Suite 1400, Phoenix, Arizona 85004. Anyone who wishes to communicate with a specific Board member, the non-management directors only or a specific committee should send instructions asking that the material be forwarded to the appropriate director, group of directors or committee chairman. All communications so received from stockholders or other interested parties will be forwarded to the director or directors designated.

Committees of the Board of Directors

As of December 31, 2012, the Company’s Board of Directors had four standing committees:

•	The Audit Committee;

•	The Compensation Committee;

•	The Nominating and Corporate Governance Committee; and

•	The Finance and Investment Committee.

Information with respect to these committees is listed in detail below.

The Company may appoint additional, or modify existing, committees of the Board of Directors in the future, including for purposes of complying with all applicable corporate governance rules of the NYSE. The structure, membership information and charter for each of the Company’s committees are available in the Investors Relations section of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

Audit Committee

The Company’s Audit Committee consists of six independent directors (Messrs. Beach, Mack and Sande and Drs. Nagy, Nave and Sohn). The Audit Committee held eighteen meetings in 2012.

Mr. Beach serves as the Audit Committee’s Chairman and the Board of Directors has determined that Mr. Beach meets the NYSE standard of possessing accounting or related financial management expertise. Each member of the Audit Committee is “financially literate” under NYSE listing standards, and the Board of Directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as defined by the SEC. For information regarding the qualifications of each member of the Audit Committee, please see the biographical information set forth above. The Audit Committee oversees the Company’s risk management functions, and its primary duties and responsibilities are to:

•	Serve as an independent and objective body and to otherwise assist the Board in its oversight of (a) the integrity of the Company’s financial statements, and (b) the performance of the Company’s internal audit function, which may include oversight of outside firms that are contracted to provide internal audit and risk management services;

•	Be directly responsible for the appointment, compensation and oversight of any registered public accounting firm employed by the Company, or other firm, for the purpose of preparing or issuing an audit report or related work;

•	Be directly responsible for the appointment, compensation and oversight of any internal audit personnel, including any outside firms or persons that are contracted to provide internal audit and risk management services;

•	Pre-approve all auditing services and non-audit services provided to the Company by the independent auditor;

•	Prepare, or direct to be prepared, and review the report required by the proxy rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

•	Support an open avenue of communication among the independent auditor, financial and senior management, outside firms that are contracted to provide internal audit and risk management services, any employees of the Company who are involved in the Company’s internal audit function, and the Board;

•	Review the independent auditor’s qualifications and independence;

•	Oversee the Company’s risk management function;

•	Assist the Board in its oversight of and review the Company’s compliance with regulatory requirements; and

•	Make regular reports to the Board.

Compensation Committee

The Company’s Compensation Committee consists of four independent directors (Ms. Johnson, Messrs. Marshall and Snyder, and Dr. Nave). Each member of the Compensation Committee is also an outside director for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended (“Code”), and a non-employee director under the Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Mr. Snyder serves as the Compensation Committee’s Chairman. The Committee meets a minimum of four times per year, and held nine meetings in 2012.

The Compensation Committee’s powers, authority, responsibilities and duties include:

•	Annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, assisting the Lead Independent Director in the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and recommending compensation levels for the CEO to the full Board. In recommending any long-term incentive component of the CEO’s compensation, the Committee is to consider Company’s performance, stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years, and other matters the Committee deems relevant.

•	Retaining and terminating compensation consultants to be used to assist in the evaluation of directors’ and executive officers’ compensation, and to obtain advice and assistance from internal or outside legal, accounting or other advisors it determines necessary to carry out its duties. The Committee may only select a compensation consultant, legal counsel, or other adviser to the Committee after taking into consideration the factors identified by the SEC.

•	Approving all base salaries and other compensation of the Company’s executive officers who are in a position to exercise discretionary judgment that can substantially influence the affairs of the Company.

•	Establishing a compensation philosophy for the Company with regard to salaries and other compensation of executive officers which considers business and financial objectives, compensation provided by comparable companies, and/or such other information as may be deemed appropriate.

•	Administering and implementing the Company’s incentive compensation plans and equity compensation plans.

•	Assessing the desirability of, and reviewing and recommending for Board approval of, new incentive compensation plans to the Board and equity-based plans and any increase in shares reserved for issuance under existing plans.

•	Annually reviewing and making recommendations to the Board with respect to the compensation of directors, including Board and committee retainers, meeting fees, equity compensation and other appropriate forms of compensation.

•	Annually preparing and issuing a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, and reviewing and approving all other sections of the proxy statement relating to director and executive compensation, in accordance with applicable rules and regulations.

•	Annually reviewing, along with the Company’s CFO and senior risk officers, the Company’s employee compensation programs as they relate to risk management and risk-taking incentives in order to determine whether any risk arising from such compensation program is reasonably likely to have a material adverse effect on the Company. Preparing any disclosure in respect of such risks required to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

•	Adopting policies regarding the adjustment or recovery of incentive awards or payments if the relevant Company performance measures upon which such incentive awards or payments were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, consistent with Section 10D of the Exchange Act.

•	Reviewing and recommending to the Board for approval the frequency with which the Company will conduct Stockholder Say on Pay Votes under the Dodd-Frank Act, taking into account the results of the most recent stockholder advisory vote on Say on Pay frequency, and reviewing and approving the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement.

•	Reviewing and approving any perquisites provided to executive officers.

The Compensation Committee also has the authority to delegate its authority to subcommittees and individual members of the Compensation Committee as the Compensation Committee deems appropriate; provided that any delegate shall report any actions taken to the whole Compensation Committee at its next regularly scheduled meeting. Further information regarding the Compensation Committee can be found beginning on page 18 of this proxy statement and the Compensation Committee Report appears at page 30.

Nominating and Corporate Governance Committee

The Governance Committee consists of four independent directors (Messrs. Boyd and Sande, Dr. Nagy and Ms. Johnson). Mr. Boyd serves as Chairman of the Governance Committee. The Governance Committee held four meetings in 2012. The Committee’s primary duties include:

•	Identifying individuals qualified to become members of the Company’s Board of Directors and recommending director candidates for election or re-election to the Board;

•	Reviewing and assessing the effectiveness of the Company’s corporate governance structure and processes and, recommending any changes to the full Board and management;

•	Periodically recommending changes as to the size of the Board, if appropriate;

•	Developing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company, and reviewing such Guidelines on an at least annual basis;

•	Making recommendations to the Board about succession planning for the Chief Executive Officer and other senior executives; and

•	Overseeing the annual evaluation process for the Board.

The Governance Committee also has the authority to delegate its authority to subcommittees and individual members of the Governance Committee as the Governance Committee deems appropriate; provided that any delegate shall report any actions taken to the whole Committee at its next regularly scheduled meeting. See “Director Selection Process” on page 4 for further information on the process by which directors are nominated for election to the Company’s Board.

Finance and Investment Committee

The Finance and Investment Committee (“Finance Committee”) consists of four independent directors (Messrs. Hilton, Marshall, Snyder and Dr. Sohn) and one non-independent director (Mr. Vecchione). Mr. Vecchione serves as Chairman of the Finance Committee. The Finance Committee held eight meetings in 2012. The Finance Committee is appointed by the Board of Directors to review strategies and oversee the effectiveness of financial risk management and investment activities at the Company and each of its subsidiaries. The Finance Committee’s duties include ensuring that:

•	Investments conform to policies and procedures and support the Company’s interest rate risk, capital and liquidity requirements;

•	Investments comply with regulatory restrictions and serve legal and legitimate purposes;

•	Investments are collectable and protect the interests of the Company’s depositors and stockholders;

•	Sufficient capital and liquidity is maintained for the Company’s operations; and

•	Additional sources of capital and liquidity are available should the need arise.

Compensation of Directors

The following table provides information concerning the compensation of the Company’s non-employee directors for 2012. The Company does not pay employees of the Company, or one or more of the Banks, additional compensation for their service as directors. Accordingly, this table does not include Messrs. Sarver or Vecchione. Non-employee directors receive annual retainers, committee service retainers, and equity grants in the form of unrestricted Company stock.

In 2012, non-employee directors were paid:

•	An annual retainer of $30,000;

•	Committee service retainers of $20,000 for the Audit Committee, $10,000 for the Finance & Investment and Compensation Committees, and $5,000 for the Governance Committee;

•	Retainers of $15,000 for the Lead Independent Director, $15,000 for the Audit Committee Chairman, $10,000 for the Compensation Committee Chairman, and $5,000 for the Governance Committee Chairman; and

•	Equity compensation equaling $50,000 in full value common stock.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation($)(2)	Total ($)
Bruce Beach	80,000	50,000	50,000	180,000
William S. Boyd	40,000	50,000	0	90,000
Steven J. Hilton	40,000	50,000	14,000	104,000
Marianne Boyd Johnson	45,000	50,000	0	95,000
Cary Mack	50,000	50,000	50,000	150,000
Todd Marshall	50,000	50,000	14,000	114,000
M. Nafees Nagy	55,000	50,000	20,000	125,000
James E. Nave	60,000	50,000	20,000	130,000
John P. Sande, III	55,000	50,000	16,000	121,000
Donald D. Snyder	60,000	50,000	60,000	170,000
Sung Won Sohn	60,000	50,000	14,000	124,000

(1)	In accordance with SEC regulations, stock awards are valued at the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. For restricted stock, the FASB ASC Topic 718 fair value per share is equal to the closing price of the Company’s stock on the date of grant. Active non-employee directors were each awarded 6,188 of immediately vested shares on January 24, 2012.

As of December 31, 2012, the following directors had outstanding restricted stock awards (“RSAs”) and outstanding stock options as follows: Mr. Beach – 4,671 RSAs and 17,750 options; Mr. Boyd – 4,671 RSAs and 16,750 options; Mr. Hilton – 4,671 RSAs and 19,750 options; Ms. Johnson – 4,671 RSAs and 19,750 options; Mr. Mack – 4,671 RSAs and 22,750 options; Mr. Marshall – 4,671 RSAs and 16,750 options; Dr. Nagy – 4,671 RSAs and 13,000 options; Dr. Nave – 4,671 RSAs and 19,750 options; Mr. Sande – 4,671 RSAs and 11,625 options; Mr. Snyder – 4,671 RSAs and 19,750 options; and Dr. Sohn – 2,751 RSAs and 0 options.

Complete beneficial ownership information of Company stock for each of our current directors is provided in this proxy statement on page 42 under the heading, “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.”

(2)	Amounts in the “All Other Compensation” column include fees earned in 2012 for serving on the boards of directors of the Company’s bank subsidiaries. Messrs. Beach, Mack and Snyder are Chairmen of Western Alliance Bank, Torrey Pines Bank and Bank of Nevada, respectively, and receive annual retainers. Messrs. Hilton and Sande are directors of Western Alliance Bank, Mr. Marshall and Dr. Sohn are directors of Torrey Pines Bank, and Drs. Nagy and Nave are directors of Bank of Nevada. Each of the foregoing directors receives $2,000 per bank board meeting they attend.

Audit Committee Report

The Board of Directors of Western Alliance Bancorporation approved the charter of the Company’s Audit Committee on April 27, 2005, and most recently approved amendments to the charter on July 26, 2010. The charter states that the primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the Company’s financial reports and other financial information provided by the Company to governmental bodies (e.g., federal and state banking regulators, the Securities and Exchange Commission, and the Internal Revenue Service) or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, regulatory compliance and ethics that management and the Board of Directors have established; (iii) the Company’s internal audit function; and (iv) the Company’s auditing, accounting and financial reporting processes. The Audit Committee periodically reports on these and other pertinent matters that come before it to the Board of Directors.

The following six directors are currently members of the Audit Committee: Messrs. Beach (Chairman), Mack and Sande, and Drs. Nagy, Nave and Sohn. The Board of Directors has determined that each member of the Audit Committee satisfies the requirements of the applicable laws and regulations relative to the independence of directors and Audit Committee members, including, without limitation, the requirements of the SEC and the listing standards of the NYSE. The Board of Directors has further determined, in its business judgment, that each member of the Audit Committee is “financially literate” under NYSE listing standards and that Messrs. Beach and Mack each qualify as an “audit committee financial expert” as defined by the SEC. During 2012, the Audit Committee met eighteen times.

While the Audit Committee has the duties and responsibilities set forth in the charter, it is not the responsibility of the Audit Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles in the United States of America (“GAAP”). Furthermore, it is not the duty of the Audit Committee to assure compliance with applicable laws, rules, and regulations. These are the duties and responsibilities of management, the Company’s independent registered public accounting firm, and others as described more fully below.

Management is responsible for the Company’s financial reporting process, which includes the preparation of the Company’s financial statements in conformity with GAAP, and the design and operating effectiveness of a system of internal controls and procedures to provide compliance with accounting standards and applicable laws, rules, and regulations. Management is also responsible for bringing appropriate matters to the attention of the Audit Committee and for keeping the Audit Committee informed of matters which management believes require attention, guidance, resolution, or other actions. McGladrey LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for expressing an opinion on the conformity of the Company’s audited financial statement with GAAP.

During the year, the Audit Committee discussed with McGladrey LLP and the Company’s internal auditors, with and without management present, the overall scope and plans for their respective audits, the results of their examinations, and their evaluations of the effectiveness of the Company’s internal controls and of the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2012 with McGladrey LLP, the Company’s independent registered public accounting firm, and management. In addition, the Audit Committee discussed with McGladrey LLP those matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 and as currently in effect.

McGladrey LLP has provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and the Committee discussed with McGladrey LLP any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Audit Committee reviewed and approved the fees paid to McGladrey LLP for audit and non-audit related services.

Based on the reviews and discussion referred to above, the Audit Committee approved the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Submitted by the Audit Committee

Bruce Beach (Chairman)

Cary Mack

Dr. Nafees Nagy

Dr. James E. Nave

John P. Sande, III

Dr. Sung Won Sohn

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference with any previous or future filings by the Company under the Securities Act of 1933 or the Exchange Act except to the extent that the Company specifically incorporates this report therein by reference.

Compensation Committee Matters

The Committee’s Processes and Procedures

The Compensation Committee consists of the following four independent directors: Ms. Johnson, Messrs. Snyder (Chairman) and Marshall, and Dr. Nave. The Compensation Committee’s charter is reviewed no less than annually to ensure that the Compensation Committee is fulfilling its duties in aligning the Company’s executive compensation program with the creation of stockholder value. The Board of Directors adopted the Committee’s charter on April 27, 2005, and most recently approved amendments to the charter October 23, 2012.

The Compensation Committee reviews the compensation of members of the Company’s Executive Management Committee (“EMC”) and approves final pay packages for all EMC members except for the CEO, whose compensation is recommended by the Compensation Committee and approved by the Board. The EMC consists of the CEO, the President and the Executive Officers of the Company (biographical information about the Executive Officers may be found beginning at page 20 of this proxy statement). In evaluating and approving the compensation of EMC members, other than the CEO, the Compensation Committee receives input from Messrs. Sarver and Vecchione and considers its own assessment of their performance as it has frequent exposure to these officers. Additionally, the Compensation Committee annually reviews and makes recommendations to the Board with respect to director compensation. Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee also reviews and approves the Company’s overall compensation philosophy and strategies.

The Compensation Committee’s charter provides the Compensation Committee with the sole authority and discretion to engage and terminate outside advisors to study and make recommendations regarding director or executive compensation matters, and has the sole authority to approve their fees and other retention terms. As in prior years, in 2012, the Compensation Committee retained Hay Group (the “Consultant’) as its outside independent compensation consultant to advise it on director and executive compensation matters. In this capacity, Hay Group reports directly to the Committee and provides data, analysis and guidance to assist the Committee in ensuring that the Company’s executive compensation programs and director compensation programs are appropriate reasonable and consistent with the Committee’s compensation objectives.

The Compensation Committee Chairman worked directly with the Consultant to determine the scope of the work needed to assist the Compensation Committee in its decision-making processes. The Consultant attended Compensation Committee meetings to present and discuss market data and program design alternatives, and to provide advice and counsel regarding decisions facing the Compensation Committee. The Consultant provides no services to the Company other than services that are requested by the Committee; and the independence assessment the Compensation Committee conducted in 2012 confirmed that no conflicts of interest exist with respect to the Consultant’s work.

In 2012, the Committee directed the Consultant to conduct an independent and objective review of the competitiveness of the compensation for the Company’s board of directors and senior executives. The Committee informed the Consultant its objective was to develop a thorough understanding of how the Company’s total direct compensation program and practice compares among companies included in its Peer Group (as defined on page 29). The Compensation Committee also engaged the Consultant to assist with the analysis and considerations relevant to adopting a change in control program for the Company’s senior executive officers. The Consultant analyzed compensation information and change in control programs from the national market, the banking industry and a comparator group, and presented the results of its analysis and its recommendations to the Committee.

The Chairman works with management to set individual meeting agenda for the Compensation Committee following an overall annual calendar of regular activities. The CEO, President, the Company’s Chief Administrative Officer and Corporate Counsel are the primary representatives of management who interact with the Compensation Committee, and serve as liaisons between the Compensation Committee and Company management. These officers regularly attend Compensation Committee meetings, and provide input and recommendations on compensation matters, as discussed more fully in the “Compensation Discussion and Analysis” below. They work with other senior executives to develop and recommend compensation strategies and practices to the Compensation Committee for its review and approval, including the performance goals and weighting factors used in the Company’s annual bonus plan and base salary adjustments for specific officers. The Chief Administrative Officer also works directly with the Consultant on a variety of Compensation Committee matters and provides administrative support and assistance to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee is an independent director under standards of the NYSE, is an outside director for purposes of Section 162(m) under the Code, and is a non-employee director under the Section 16 of the Exchange Act. No member of the Compensation Committee is a current or former officer or employee of the Company or any subsidiary.

At December 31, 2012, the Company’s executive officers, directors and principal stockholders (and their related interests) were indebted to the Banks in the aggregate amount of approximately $40.3 million. This amount was approximately 0.007% of total gross loans outstanding as of such date. All of the foregoing loans (i) were made in compliance with Regulation O promulgated by the Federal Reserve Board; (ii) were made in the ordinary course of business; (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iv) did not involve more than the normal risk of collectability or present other unfavorable features.

As a group, the Company’s directors and executive officers hold 14.8% of the outstanding common stock of the Company. Additional detail regarding the ownership of each director and executive officer can be found in the beneficial ownership table beginning on page 42.

EXECUTIVE COMPENSATION

Executive Officers

Executive officers are appointed annually by the Board of Directors. Information regarding each of the Company’s non-director executive officers is set forth below. For information regarding Mr. Sarver see page 9. All ages are provided as of December 31, 2012.

Gerald “Gary” Cady (age 58) has been the Company’s Executive Vice President of California Administration since May 2003. He served as President of Torrey Pines Bank from May 2003 to March 2009, and as its Chief Executive Officer from June 2006 to the present. From March 2009 through December 2010, Mr. Cady also served as President and Chief Operating Officer for Bank of Nevada. Mr. Cady was a director of the Company from June 2003 to April 2005. Mr. Cady has 34 years of commercial banking experience, including serving as Senior Vice President and Regional Manager for California Bank and Trust in San Diego from August 1987 to February 2003. He is currently a Director of the San Diego Regional Chamber of Commerce and the San Diego Symphony Orchestra Association and also serves on the Board of the Continuous Quality Insurance Corporation and the Sharp Memorial Hospital.

Duane Froeschle (age 60) has been the Executive Vice President of Credit Administration for the Company since February 2011. He is also the President of Western Alliance Bank. Mr. Froeschle served as Chief Credit Officer of the Company from 2002 to 2011, as Vice Chairman of Alliance Bank of Arizona from 2002 to 2010, and as the Chief Credit Officer of Alliance Bank of Arizona from 2002 to 2007. Mr. Froeschle has 35 years of experience in commercial banking. Prior to joining the Company, Mr. Froeschle held various positions with National Bank of Arizona from June 1987 to June 2002, including Chief Credit Officer from June 1997 to December 2001.

Dale Gibbons (age 52) has been the Chief Financial Officer and Executive Vice President of the Company since May 2003. He has been an Executive Vice President of Bank of Nevada since July 2004, and served as Bank of Nevada’s Chief Financial Officer from 2004 to 2007. Mr. Gibbons has 32 years of experience in commercial banking, including serving as Chief Financial Officer of Zions Bancorporation from August 1996 to June 2001. Prior to joining the Company, Mr. Gibbons undertook various consulting projects, including with the Company. From 1979 to 1996, Mr. Gibbons worked for First Interstate Bancorp in a variety of retail banking and financial management positions.

Bruce Hendricks (age 62) is CEO of Bank of Nevada and Executive Vice President of Southern Nevada Administration for Western Alliance. Mr. Hendricks served as President of Bank of Nevada from 2007 to 2009, and as EVP/Regional President of the bank’s Sahara Regional Office since joining the bank in 2000. He began his career in 1969 in Las Vegas, and served as President/COO of American Bank of Commerce in Las Vegas and EVP/COO of First Security Bank of Nevada before joining Bank of Nevada. A graduate of University of Nevada Las Vegas, Mr. Hendricks is a past President of the UNLV Alumni Association and is active in local community organizations.

James Lundy (age 63) has been the Company’s Executive Vice President of Arizona Administration and the Chief Executive Officer of Western Alliance Bank since February 2003. Mr. Lundy was also a director of the Company from February 2003 to March 2005. From June 1991 to December 2000, Mr. Lundy served as Senior Vice President and Executive Vice President of National Bank of Arizona, and from December 2000 to June 2002, as Vice Chairman of National Bank of Arizona. Mr. Lundy oversaw National Bank of Arizona’s commercial banking function on a statewide basis, with direct responsibility for over $1 billion in commercial loan commitments, executive oversight of marketing and overall supervision of approximately 100 employees involved in commercial banking and marketing throughout Arizona.

Robert R. McAuslan (age 64) has been the Chief Credit Officer and an Executive Vice President of the Company since February 2011. Prior to joining the Company, Mr. McAuslan was Senior Credit Executive for western U.S. markets with Mutual of Omaha Bank from November 2008 through January 2011. From September through November 2008, he was Executive Vice President and Chief Credit Officer of Community Bancorp, Las Vegas, Nevada, a company which later filed for bankruptcy protection in May 2010. From 2000 to 2008, he was Executive Vice President/Senior Credit Officer for western U.S. markets for BBVA/Compass Bank. Earlier, Mr. McAuslan served as Executive Vice President and Chief Credit Officer for H.F. Ahmanson/Home Savings of America from 1997-1998. Mr. McAuslan graduated from Northeastern University and received an MBA from Wharton Graduate Division, University of Pennsylvania.

Patricia A. Taylor (age 51) has been the Chief Risk Officer and Executive Vice President of the Company since June 2010. She previously served as Senior Vice President and Compliance Officer for PacWest Bancorp from April 2004 to June 2010. From 1994 to 2004, Ms. Taylor worked as a Director of Internal Audit Outsourcing for KPMG LLP, where she was responsible for the ongoing management and supervision of outsourced internal audit engagement for multiple financial services clients. Ms. Taylor also spent 10 years as a national bank examiner with the Office of the Comptroller of the Currency, and has 29 years of financial services industry experience.

Randall S. Theisen (age 54) has served as General Counsel and Assistant Secretary of the Company and its subsidiary banks since February 2006, and has been an Executive Vice President of the Company since February 2013. Prior to joining the Company, Mr. Theisen spent more than 20 years in private practice representing financial institutions in banking, corporate and financial services law, including serving as the head of the Financial Institutions Practice Group of a major Phoenix-based law firm. He was named a “Leading Lawyer 2006” and “Best of the Bar 2005” among banking attorneys by the Business Journal of Phoenix. Mr. Theisen received a B.A. from the University of Wisconsin-Madison and his J.D. with honors from the Sandra Day O’Connor School of Law at Arizona State University, where he served as writer and editor of the law review among other academic distinctions.

Merrill S. Wall (age 65) has been the Chief Administrative Officer and an Executive Vice President of the Company since February 2005. Mr. Wall has over 40 years of banking experience. He previously served as Executive Vice President and Director of Human Resources for Zions Bancorporation and its subsidiary, California Bank & Trust, from October 1998 to February 2005. From 1987 to 1998, Mr. Wall worked for H.F. Ahmanson/Home Savings of America as a senior executive managing both human resources and training corporate-wide. Mr. Wall also spent 17 years with First Interstate Bancorp in a variety of commercial, retail and administrative positions.

Compensation Discussion and Analysis

The objectives of the Company’s executive compensation programs are: (1) to establish an appropriate relationship between executive pay and the annual and long-term performance of the Company and its affiliates; (2) to reflect the attainment of short- and long-term financial performance goals; (3) to enhance our ability to attract and retain qualified executive officers; and (4) to align to the greatest extent possible interests of management and stockholders. The compensation programs are designed to reward employees, especially our named executive officers, who consistently contribute to the ongoing success of the Company, and who identify and capitalize on opportunities as they arise, even under challenging circumstances.

Named Executive Officers for 2012

As used in this proxy statement, the term “named executive officers,” or “NEOs,” includes:

•	Robert Sarver, the Chairman and Chief Executive Officer;

•	Dale Gibbons, the Executive Vice President and Chief Financial Officer;

•	Kenneth Vecchione, the former President and Chief Operating Officer;

•	Merrill Wall, the Executive Vice President and Chief Administrative Officer; and

•	Gary Cady, the Executive Vice President of California Administration.

2012 Advisory Vote on Executive Compensation

The Company provides stockholders with the ability to cast an annual advisory vote on the compensation of its executives. In 2012, 69% of voting stockholders voted in favor of the compensation of the named executive officers as disclosed in the proxy statement. Since the compensation decisions for 2012 had already been made prior to the vote, the Compensation Committee was not able to consider the vote in making its 2012 compensation decisions. Although no changes were made as a direct result of the stockholder say-on-pay vote, the Company believes stockholder support of its executive compensation practices will improve in 2013 based on a lower percentage of fixed pay for its most highly compensated executive officers following the Company’s exit from the U.S. Treasury’s TARP program, an increase in the percentage of performance-based pay for all executive officers, and the Company’s continued trend of delivering strong results that increase stockholder value during fiscal year 2012. The Compensation Committee’s overarching philosophy is to be fair, reasonable and competitive, and the compensation decisions made in 2012 support that philosophy. The Compensation Committee did consider the results of the 2012 say-on-pay vote in determining 2013 compensation, and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions.

Overview of 2012 Performance and Compensation

2012 was a year of strong performance by the Company. In each quarter the Company achieved high quality loan growth, consistently funded by low-cost core deposits. At the same time, the Company’s asset quality ratios and operating efficiency improved. The Company’s organic growth was augmented by a successful acquisition, propelling full year net income to $72.8 million.

Although the Company operates in markets with continuing economic challenges, the Company’s performance demonstrates solid and sustained improvement in multiple areas, including:

•	Expanding Earning Power

✓	Net income of $72.8 million, compared to a $31.5 million in 2011.

✓	Earnings per share of $0.83 for the full year, compared to a $0.19 per share for 2011.

✓	Stable Net Interest Margin of 4.49% in 2012, compared to 4.37% in 2011, despite a very challenging interest rate environment.

•	Strong Balance Sheet Growth

✓	Loan growth of $929 million, up 19.4% year over year.

✓	Deposit growth of $797 million, up 14.1% year over year.

•	Improving Asset Quality

✓	Non-Performing Assets rate decreased from 2.66% to 2.41% year over year.

✓	Charge-Off rate decreased from 1.32% to 0.99% year over year.

✓	OREO assets declined from $89.1 million to $77.2 million year over year.

•	Successful Acquisition of Western Liberty Bancorp

•	Continued Development of New Lines of Business and Dedication to Enterprise Risk Management

Following the Company’s exit from its participation in the Capital Purchase Program portion of the U.S. Department of the Treasury’s Troubled Assets Relief Program in late 2011, the Company was able to review its overall compensation strategy and plan design, and make the appropriate adjustments based on the business and talent needs of the organization. The Company remains dedicated to retaining and hiring talented and experienced executives who can continue the growth and profitability the Company experienced over the last two years. The comprehensive review resulted in the following significant compensation decisions during 2012:

•	Mr. Sarver’s base cash salary increased by 15% to $750,000, but his total amount of fixed pay decreased by 36% due to the elimination of salary shares for all executive officers;

•	Approximately 50% of all long-term incentive awards for senior executives were granted as performance-based stock units rather than time-vested restricted stock;

•	Weighting factors used to calculate the Company’s Annual Bonus Plan for 2012 were adjusted to place the greatest emphasis on earnings per share, a factor that contributes directly to stockholder value; and

•	The Board adopted a Change in Control plan to provide severance benefits for senior executives, consistent with current best practices.

Compensation Philosophy and Guiding Principles

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s directors and executive officers. The Committee seeks to establish total compensation for members of the EMC that is fair, reasonable and competitive. The Company’s compensation program is designed to enable it to attract and retain high quality executive officers required to successfully manage and grow the Company. The Committee, the Board and management work together to ensure that compensation practices fairly reward executives for leading the Company through challenging times, achieving predetermined performance criteria and implementing sound risk management practices. The Committee also takes action to ensure compensation is appropriately limited, when necessary to serve the best interests of the Company or as required by regulatory constraints.

Elements of Executive Compensation

The elements of the Company’s compensation program for NEOs during 2012 consisted of:

•	Base Salary

•	Annual Bonus

•	Long-term Equity: Performance-based Stock Units & Restricted Stock Awards

•	Standard Benefits and Limited Perquisites

•	Change in Control Protections

In early 2012, the Compensation Committee engaged the Consultant to analyze the design of the Company’s executive compensation, conduct a Peer Group comparison, and summarize its findings and recommendations. The Consultant found that the Company’s executive compensation practices were generally consistent with typical practice among the Peer Group, with some exceptions. An explanation of Consultant’s recommendations, and the factors used to determine each component of the named executive officers’ compensation is provided in the sections that follow.

Annual Base Salary

The Company views a competitive annual base salary as a crucial component to attract and retain executive talent. The Board of Directors determines the base salary for the CEO after reviewing the Compensation Committee’s recommendations and analyses. The Compensation Committee determines the base salary for other members of the EMC (including the NEOs) after considering recommendations from the Consultant, input from the CEO and President regarding the performance of each member, and making its own assessments regarding individual performance, experience and other factors.

2012 Salary Determination:

The Consultant’s 2012 analysis determined that all companies provide base salaries, and that the base salaries for the Company’s NEOs were near median market levels, with the exception of the CEO. Mr. Sarver’s 2011 base salary fell in the bottom quartile in the comparison to Peer Group CEOs. Based on that finding, as well as the Committee’s desire to recognize several years of dedicated performance by Mr. Sarver during particularly difficult times, the Compensation Committee recommended a 15% increase in base salary for the CEO. Mr. Sarver’s demonstrated commitment made it possible for the Company to not only survive an historically severe economic downturn during which many competitors failed or were acquired, but to continue to grow and distinguish itself in their markets. Based on Mr. Sarver’s continuing performance, the Board approved a base salary of $750,000 for 2012, ranking at the 50th percentile of the Peer Group.

In recognition of the Company’s return to profitability in 2011 and a desire to reward and retain the Company’s executive management team, in January 2012, the Committee approved modest base salary increases of between 3 and 5% for the majority of the EMC. Beginning in February 2012, Mr. Vecchione’s base salary was $525,000; Mr. Gibbons’ was $346,500; Mr. Wall’s was $332,072 and Mr. Cady’s was $330,750. The Committee determined each of the foregoing base salary increases were in line with the Company’s general compensation philosophy of being fair, reasonable and competitive.

2013 Salary Determination:

In January 2013, the Compensation Committee reviewed the CEO’s 2012 performance and the Company’s year-end financial results. The Committee also reviewed the Company’s positive quarter-by-quarter trends in EPS, credit quality, and organic growth over the previous two years, and its 1 year, 3 year and 5 year Total Stockholder Return (“TSR”). The Company is at or near the top of its Peer Group in the 1 year and 3 year TSR results, and the Committee expects the Company’s performance to continue to improve. The Compensation Committee also reviewed a Peer Group comparison of the Company’s Total Direct Compensation prepared by the Consultant based on the most recent information available.

After considering the foregoing information, the Compensation Committee considered the CEO’s recommendation to award a 4% base salary increase for members of the EMC, and determined that the merit-based increases are consistent with the Company’s overall compensation objectives, including establishing an appropriate relationship between executive pay and the annual and long-term performance of the Company and retaining qualified executive officers. For the same reasons, the Compensation Committee recommended a 4% base salary increase for the CEO, which was subsequently approved by the full Board.

Accordingly, beginning in February 2013, Mr. Sarver’s base salary increased to $780,000, ranking in the 67th percentile of the Peer Group. Mr. Gibbons’ base salary increased to $360,360, ranking in the 68th percentile of the Peer Group. Mr. Wall’s base salary increased to $345,355 and Mr. Cady’s base salary increased to $343,980, both ranking in the 70th percentile of the Peer Group.

Annual Bonus Plan

The Western Alliance Bancorporation Annual Bonus Plan (“Annual Bonus Plan”) is designed to create a pay-for-performance environment and is intended to motivate and retain qualified employees by providing the potential for an annual cash or equity award based on the Company’s achievement of pre-determined performance criteria. The Annual Bonus Plan serves the Company’s compensation objective of rewarding executives for the attainment of short- and long-term financial performance goals. The 2012 Annual Bonus Plan for the Company, including performance targets, was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Annual Bonus Plan is designed to provide market competitive payouts for the achievement of threshold, target and maximum performance goals. Establishment of the performance levels (threshold, target, and maximum) takes into account all factors that management and the Committee deem relevant, including market conditions and an assessment of a level of growth that is both aggressive and achievable for each performance criterion.

2012 Annual Bonus Determination:

The Consultant’s 2012 analysis found 15 of the 16 Peer Group companies have annual incentive plans. The Compensation Committee reviews and adjusts the weighting of each component of the Annual Bonus Plan on an annual basis to ensure the bonus plan properly reflects the Company’s current goals and priorities. The Company revised its Annual Bonus Plan in 2012 to reflect the Company’s focus on increasing stockholder value in a more normalized operating environment. The following criteria and weighting factors applied to the annual incentive for named executive officers in 2012:

• Earnings Per Share	50%
• Organic Deposit Growth	10%
• Organic Loan Growth	10%
• Credit Quality	20%
• Quality Control	10%

A summary of the Company’s 2012 target goals for each bonus component and its actual performance is provided in the following table:

Weight	Factor	Target (1)	Actual	Weighted Percent
50%	Earnings per Share	$0.51	$0.83	75%
10%	Organic Deposit Growth	8.00%	11.03%	12.5%
10%	Organic Loan Growth	8.00%	11.56%	13.0%
10%	Credit Quality – NPAs	<2.50%	2.58%	9.6%
10%	Credit Quality-Net Charge Offs	<1.0%	0.95%	10.7%
10%	Quality Control (1)	2/Satisfactory	Pass	5%
		Total % of Target Bonus Available		125.8%

(1)	Quality Control refers to the Company’s performance as reflected in regulatory examinations and internal audits.

Annual incentive compensation under the Annual Bonus Plan is expressed as a percentage of annual cash salary, and bonus targets, achievements and payouts are included as shown in the following table.

Name	Target (% of Base Salary)	2012 Bonus Earned ($)	2012 Bonus Paid ($)	2012 Bonus Paid (as % of Target)
Sarver	100%	945,000	945,000	126%
Gibbons	50%	218,295	218,295	126%
Vecchione	100%	661,500	661,500	126%
Wall	50%	209,205	209,205	126%
Cady	50%	208,373	208,373	126%

2013 Annual Bonus Determination:

At the recommendation of the CEO and senior management, and after reviewing the performance levels required for payout, the Compensation Committee approved the 2013 Annual Bonus Plan with the same criteria and weighting factors applicable in 2012. The 2013 Annual Bonus Plan, including performance targets, is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Long-Term Equity Incentive Compensation

The Company considers long-term equity incentive compensation (“LTI”) critical to the alignment of executive compensation with stockholder value creation and an integral part of the Company’s overall executive compensation objectives. The Compensation Committee approves annual equity grants at its January meeting, except with respect to the CEO, whose annual grant is approved by the Board of Directors at its January meeting. The grant date for the annual equity grant is set during the week after the Company issues its earnings release for the prior fiscal year. Setting the grant date subsequent to the earnings release ensures that the price of the grant does not take advantage of nonpublic information by allowing time for the market to react to the information contained in the release.

2012 LTI Determination:

In 2012, the Compensation Committee reevaluated the Company’s long-term incentive award practices in light of evolving pay for performance standards and input provided by the Consultant. The Consultant’s 2012 analysis found 12 of the 16 Peer Group members have one or more types of long-term incentive plans (4 stock option plans, 9 time-vested shares and 6 performance shares). The Consultant recommended the Committee consider delivering long-term incentive awards for senior executives partially in service-based restricted shares and partially in performance shares. Performance shares provide both upside as well as downside based on the level of achievement of pre-established multi-year performance goals. Executives benefit from the growth (or decline) in share value and the opportunity to earn more (or fewer) shares based on performance results. Performance shares are also consistent with market trends both in and outside of the Company’s Peer Group. After considering the Consultant’s recommendation and analysis, the Committee adopted a new practice of awarding members of the EMC approximately 50% of annual LTI awards in time-vesting restricted stock and 50% in performance-based stock units.

Based on the Compensation Committee’s recommendation, in 2012, the Board granted Mr. Sarver 76,000 restricted shares, vesting in equal parts on the second and third anniversary of the grant date, and 60,000 performance shares. The Compensation Committee targeted the CEO’s total LTI to be no less than 50% of his base salary, but with the potential to be approximately 200% of his base salary if the Company’s maximum performance goals are achieved over the three-year performance period. While Mr. Sarver was awarded a target number of performance shares, the actual number of shares of common stock he receives will depend on the Company’s 3-year cumulative EPS over the vesting period. Specifically, at the end of the vesting period he will receive between 0 and 200% of the target number of shares based on the following cumulative EPS results for the calendar years 2012, 2013 and 2014:

•	0% vesting for below $1.75;

•	50% vesting for $1.75;

•	100% vesting for $2.20; and

•	200% vesting for $2.58 or above.

The vesting percentage for EPS values falling between $1.75 and $2.58 will be determined by linear interpolation. The performance shares will be forfeited, and the accounting expense reversed, if the established threshold performance goals are not achieved or in event of termination of employment that is not in connection with a Change in Control (as defined in the 2005 Stock Incentive Plan).

The remaining NEOs also received a combination of time-vesting restricted stock, vesting in equal parts on the second and third anniversary of the grant date, and performance shares based on the same three-year cumulative EPS measures provided above. Mr. Vecchione received 43,875 restricted shares and 36,250 performance shares. Similar to Mr. Sarver, the Compensation Committee targeted Mr. Vecchione’s total LTI to be no less than 50% of his base salary, but with the potential to be approximately 200% of his base salary upon the achievement of maximum performance goals. Mr. Gibbons received 15,000 restricted shares and 15,000 performance shares. The total 2012 LTI grant for Mr. Gibbons was expected to be no less than one-third of base salary, but with the potential to be 100% of base salary upon the achievement of maximum performance goals. Messrs. Wall and Cady each received 10,000 restricted shares and 10,000 performance shares. The total 2012 LTI grant for these executives was expected to be approximately 25% of their base salaries, but with the potential to be 75% of base salary upon the achievement of maximum performance goals. To determine the amount of each LTI grant, the Compensation Committee considered the recommendations of the CEO and the executives’ position and responsibilities within the Company.

2013 LTI Determination:

The Compensation Committee elected to continue its compensation strategy of placing a heavy influence on performance shares for the 2013 LTI grant for Company executives. With input from Messrs. Sarver, Vecchione and Gibbons, as well as the Consultant, the Compensation Committee approved cumulative EPS targets for the Company’s performance shares covering the 2013, 2014 and 2015 performance period as follows:

•	0% vesting for below $2.55;

•	50% vesting for $2.55;

•	100% vesting for $3.00; and

•	200% vesting for $3.30 or above.

The vesting percentage for EPS values falling between $2.55 and $3.30 will be determined by linear interpolation, and, other than the EPS targets, the 2013 performance share awards have the same terms as the 2012 performance shares.

Based on the Compensation Committee’s recommendation, in 2013 the Board granted Mr. Sarver 60,000 restricted shares, vesting in equal parts on the second and third anniversary of the grant date, and 60,000 performance shares. The remaining NEOs also received a combination of time-vesting restricted stock, vesting in equal parts on the second and third anniversary of the grant date, and performance shares based on the same three-year cumulative EPS measures provided above, and in amounts commensurate with their position and responsibilities within the Company. Mr. Gibbons received 15,000 restricted shares and 15,000 performance-based stock units; and Messrs. Wall and Cady each received 10,000 restricted shares and 10,000 performance-based stock units.

Executive Officer Stock Ownership Guidelines

The Board of Directors adopted Stock Ownership Guidelines in 2010 requiring the Company’s executive officers to own between 50,000 and 400,000 shares of the Company’s common stock, depending on their position and compensation level. Mr. Sarver is required to own no less than 400,000 shares. Messrs. Gibbons, Wall and Cady are each required to own no less than 75,000 shares. Each NEO is in full compliance with these requirements.

The Company’s Insider Trading Policy and Stock Ownership Guidelines prohibit all executive officers from engaging in any hedging involving Company securities. In addition, the Stock Ownership Guidelines restricts the pledging of Company securities by all directors and executive officers (as defined by Section 16 of the Exchange Act). Additional details can be found in the discussion of Non-Employee Director Stock Ownership Guidelines on page 12.

Benefits and Perquisites

With limited exceptions, the Company offers executives the same basic benefit plans that are available to all full time employees (e.g., participation in our 401(k) Plan and group insurance plans for medical, dental, vision care and prescription drug coverage; basic life insurance; long term disability coverage; holidays; vacation, etc.), plus voluntary benefits that an executive may select and pay for (e.g., supplemental life insurance). The overall benefits philosophy is to focus on the provision of core benefits, with executives able to use their cash compensation to obtain such other benefits as they individually determine to be appropriate for their situations.

The Company believes in a compensation philosophy that deemphasizes benefits and perquisites for NEOs in favor of the leveraged compensation approach described above. The Consultant’s 2012 analysis revealed that 13 out of the 16 Peer Group members provide their executive officers a car allowance. Following discussions with management and the Consultant, the Compensation Committee determined that car allowances serve to support the Company’s executives in their business development activities and approved car allowances for each of the Company’s NEOs at a rate of $1,000 per month. Overall perquisites for NEOs continue to be minimal and limited to business-related functions and responsibilities. Please see footnote 3 to the Summary Compensation Table below for more information regarding perquisites offered to our NEOs.

Non-Qualified Deferred Compensation Plan

NEOs may voluntarily defer cash compensation as part of the Western Alliance Bancorporation Nonqualified 401(k) Restoration Plan (“Restoration Plan”). The Restoration Plan was adopted in order to allow the EMC members to defer a portion of their compensation because they face statutory limits under the Company’s 401(k) Plan. We believe the Restoration Plan is a cost-effective method of providing a market-competitive benefit to the NEOs. For more information on the Restoration Plan, including amounts deferred by the NEOs in 2012, see the Deferred Compensation Plan table and accompanying narrative below.

Change in Control Protections

As part of its January 2012 analysis, the Consultant recommended the Company consider the advantages of implementing a change in control severance benefit program for key executives, consistent with developing best practices in the marketplace. The Consultant indicated that 13 out of 16 members of the Company’s Peer Group have special change in control severance benefits, typically with benefits in the order of 1x to 3x salary or annual cash compensation in the event of an executive’s termination of employment following a change in control. Furthermore, a change in control program can help the Company to retain its senior management team in the midst of a competitive and volatile banking sector market. Based on the Consultant’s recommendation, the Compensation Committee asked senior management to propose basic terms for a change in control program. The Committee then engaged the Consultant to develop a thorough analysis of the proposed program that included a review of management’s calculations, a sensitivity analysis assuming various share prices, and comment on the proposal in light of market trends and concerns of institutional stockholders. In July 2012, the Consultant presented its analysis at a Compensation Committee meeting that every Company board member was invited to attend. The Consultant found the proposed change in control program generally aligns with current practices and emerging trends in best practice for all material aspects.

In September 2012, the Compensation Committee recommended, and the Board approved, the adoption of the Western Alliance Bancorporation Change in Control Severance Plan (“CIC Plan”). The Compensation Committee determined that providing change in control benefits to certain senior executives of the Company, including the NEOs, was appropriate given the fact the Company does not enter into employment agreements with executives and these are standard benefits provided by the Company’s peer group. The CIC Plan was created so that executives will remain focused on stockholders’ and customers’ interests in the event of a change in control, and to promote a stable executive team during the transition process.

The CIC Plan provides for the payment of severance benefits upon a “double trigger” event. The double trigger means that cash payments occur only after the completion of a change in control and a qualifying separation from service, which includes either an involuntary termination or a voluntary resignation with good reason. Following a double trigger event, benefits are payable in a lump sum cash payment equal to two times the sum of the executive’s base salary and target annual bonus amount. Executives are also entitled to: (1) accrued benefits through the date of separation from service; (2) any earned but unpaid annual bonus from the prior year and a pro rata amount of the annual bonus for the year in which the separation from service occurs; and (3) continued Company subsidy for group health benefits for a period of up to 24 months following the executive’s separation from service. Receipt of these benefits is conditioned upon the executive signing a release of any claims against the Company. The CIC Plan does not provide a gross-up for excise or other taxes. Additional details can be found under the Payments and Benefits upon Termination or Change in Control section.

Benchmarking of Compensation

The Compensation Committee engaged the Consultant to prepare a competitive analysis of compensation for the Company’s top executive positions in 2012. The purpose of the competitive analysis was to help the Compensation Committee maintain executive compensation strategies that incorporate the Company’s compensation philosophy and address the following considerations: (1) the Company’s exit from TARP and related executive compensation restrictions; (2) a competitive review to ensure that compensation is adequate to retain and motivate key executives; and (3) reassessment of the Company’s ongoing executive compensation strategy and alignment of future business and human resource strategies.

The Peer Group includes 16 banking organizations the Company, in consultation with the Consultant, used to analyze the named executive officers’ compensation as compared to market practices. This group of banking companies was compiled by considering all banks with total assets within a range of approximately 0.7x to 2.0x the Company’s total assets, and with a commercial banking focus. For compensation purposes, the Committee uses a subset of the larger group of companies that the Company uses for purposes of comparing financial and stock performance.

The Company believes the Peer Group is representative of those companies that are regional leaders in their markets and with which the Company competes for executive talent. The members of the Peer Group used in 2012 were:

• BancFirst Corp	• Pacific Capital Bancorp (acquired 12/1/12)
• BankUnited, Inc.	• PacWest Bancorp
• Boston Private Financial Holdings, Inc.	• Prosperity Bancshares, Inc.
• Cathay General Bancorp	• Texas Capital Bancshares, Inc.
• CVB Financial Corp.	• Trustmark Corporation
• First Financial Bancorp	• UMB Financial Corp.
• IBERIABANK Corporation	• Umpqua Holdings Corp.
• Investors Bancorp Inc.	• WestAmerica Bancorporation

The Compensation Committee believes that its executive officers should receive total compensation that is competitive with comparable employers in the financial services industry and closely aligned with both the Company’s short-term and long-term performance, while at the same time complying with applicable regulatory requirements. Since the Company competes nationally for executive talent, the Compensation Committee believes it is appropriate to generally target total direct compensation at approximately the 50th to 75th percentile of the Peer Group. However, actual TDC for executives may vary as necessary based on recommendations of the CEO or President, direction from the Board, performance of the Company or any subsidiary or division, individual performance, the experience level of individual executives, internal equity considerations, acquisition-related commitments, external market factors, and similar considerations.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012, regarding outstanding options and shares reserved for issuance under the Company’s equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,672,315	16.44	2,210,110
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,672,315	16.44	2,210,110

(1)	Reflects awards issued under our 2005 Stock Incentive Plan.

Tax Considerations

Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s CEO and the three next highest compensated officers other than the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it exceeds $1 million during any fiscal year and is “performance-based,” as defined in Section 162(m). The Compensation Committee believes that it is generally in the Company’s interest to structure compensation to fall within the Section 162(m) deductibility limits. The Compensation Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in the best interests of the Company, but which may not qualify for tax deductibility under Section 162(m). The Compensation Committee considered the impact of the caps on the deductibility of compensation imposed by Section 162(m) in its design of executive compensation programs.

Furthermore, the Compensation Committee considered other tax and accounting provisions in developing the pay programs for the Company’s NEOs. These included special rules applicable to nonqualified deferred compensation arrangements under Code Section 409A and the accounting treatment of various types of equity-based compensation under FASB ASC Topic 718, as well as the overall income tax rules applicable to various forms of compensation. While the Company attempted to compensate executives in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately reward executives for the achievement of short- and long-term performance goals.

Evaluation of Company Compensation Plans and Risk

The Compensation Committee engages in a comprehensive review of the Company’s employee incentive plans no less often than annually. In April 2013, the Compensation Committee met with the Company’s CFO and senior risk officers to discuss, evaluate and review all of the Company’s employee compensation plans. The Compensation Committee and senior risk officers identified potential risks posed to the Company and risk mitigating factors within the plans. Based on input regarding long-term and short-term risks to the Company, the Committee ensured the plans include guiding principles, limitations on eligibility, clawbacks, and other features, as necessary, to focus employees on long-term value creation rather than short-term results. Based on its most recent review of the compensation plans, an evaluation of the amount of payments made and the number of employees eligible for each plan, and discussions with the Company’s senior risk officers regarding the potential risks and how those risks are limited for each plan, the Compensation Committee determined that none of the Company’s compensation programs are reasonably likely to have a material effect on the Company.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee

Donald D. Snyder (Chairman)

Marianne Boyd Johnson

Dr. James E. Nave

Todd Marshall

Compensation Tables

Summary Compensation Table

The following table provides information concerning the compensation of the NEOs in each of the past three fiscal years in which each was an NEO. The column entitled “salary” discloses the amount of base salary paid to each named executive officer during the year, including amounts paid by the Company’s subsidiaries. The column entitled “Stock Awards” discloses the fair value of an award of stock measured in dollars and calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The column entitled “Non-Equity Incentive Plan Compensation” discloses payments made under the 2012 Western Alliance Bancorporation Annual Bonus Plan.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert Sarver Chairman and Chief Executive Officer	2012 2011 2010	738,462 1,070,808 1,163,788	0 0 0	1,098,880 549,338 332,450	945,000 188,500 0	57,288 26,714 27,422	2,839,630 1,835,360 1,523,660
Dale Gibbons Executive Vice President and Chief Financial Officer	2012 2011 2010	344,596 460,450 488,625	0 0 0	242,400 177,464 64,135	218,295 47,770 0	25,350 14,861 14,275	830,641 700,545 567,035
Kenneth Vecchione (4) President and Chief Operating Officer	2012 2011 2010	522,115 903,846 365,385	0 0 1,000,000	647,410 440,400 500,000	661,500 145,000 0	29,791 14,525 6,025	1,860,816 1,503,771 1,871,410
Merrill Wall Executive Vice President and Chief Administrative Officer	2012 2011 2010	330,598 319,300 307,115	0 0 0	161,600 145,400 135,460	209,205 184,875 48,515	36,839 209,999 16,338	738,242 859,574 507,428
Gerald Cady Executive Vice President, California Administration	2012 2011 2010	328,933 424,410 447,576	0 0 0	161,600 165,433 156,645	208,373 45,596 0	32,295 32,232 39,005	731,201 667,671 643,226

(1)	Stock awards in 2012 consist of restricted stock and performance based stock units, and restricted stock in 2011 and 2010. The amounts represent the grant date fair value of the stock awards issued during the applicable fiscal year. With respect to the 2012 performance-based stock units, the amounts disclosed represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718 at the target level of payout. The value of the 2012 performance based stock unit awards based on maximum performance is as follows: Mr. Sarver—$968,800; Mr. Gibbons—$242,400; Mr. Vecchione—$585,800; Mr. Wall—$161,600; and Mr. Cady—$161,600. The Grants of Plan Based Awards During 2012 table, Outstanding Equity Awards at Fiscal Year End and the Option Exercises and Stock Vested in 2012 tables include additional information with respect to all awards outstanding as of December 31, 2012.

Each participant who received a performance-based stock unit award was awarded a specific number of target units that will be earned by the participant at the end of a three-year performance period based on the Company’s cumulative EPS. Please refer to the Long-Term Incentive Compensation section of the CD&A in this Proxy Statement for more details regarding this equity program.

(2)	The Non-Equity Incentive Plan Compensation was fully payable as of December 31, 2012, and may not be deferred at the election of the NEO.
(3)	Components of the All Other Compensation column include premiums paid by the Company in 2012 with respect to life, disability, medical, dental and vision insurance for the benefit of the NEOs, and matching contributions made by the Company in 2012 to the NEOs’ health savings accounts, 401(k) Plan and/or the Restoration Plan, and perquisites.

Name	Insurance Premiums ($)	Registrant Contributions to 401(k) and Restoration Plans ($)(a)	Car Allowance ($)	Country Club Membership ($)	Family Travel Expense ($)	Total ($)
Sarver	11,291	32,040	11,000	0	2,957	57,288
Gibbons	4,809	9,541	11,000	0	0	25,350
Vecchione	11,291	7,500	11,000	0	0	29,791
Wall	11,869	13,970	11,000	0	0	36,839
Cady	8,448	7,712	0	13,313	2,822	32,295

(a)	Pursuant to our 401(k) Plan, the Company matches 50% of the executive’s first 6% of compensation contributed to the plan. Each executive is fully vested in his contributions. Earnings are calculated based on employees’ election of investments, and distributions are made at the normal retirement date, termination of employment, disability or death. For information on the Company’s contributions to the Restoration Plan, see the Nonqualified Deferred Compensation Table and accompanying narrative below. In 2012, the Company also contributed up to $1,000 to an employee’s health savings account to encourage participation in the Company’s high-deductible health care plan.
(4)	Mr. Vecchione resigned as President and Chief Operating Officer effective April 5, 2013.

Grants of Plan-Based Awards During 2012

The following table contains information about estimated payouts under non-equity incentive plans and long-term equity incentive awards made to each NEO during 2012. No stock options were granted to NEOs in 2012.

•	“ABP” is the annual incentive cash award payable pursuant to our 2012 Annual Bonus Plan.

•	“PSUs” are performance based stock unit awards subject to performance-based vesting.

•	“RSAs” are restricted stock awards subject to time-based vesting.

For a more complete understanding of the table, please read the related narrative.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Awards ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert Sarver ABP PSU RSA	1/24/12 1/24/12	0	750,000	1,125,000	0	60,000	120,000	76,000			484,800 614,080
Dale Gibbons ABP PSU RSA	1/24/12 1/24/12	0	173,250	259,875	0	15,000	30,000	15,000			121,200 121,200
Kenneth Vecchione ABP PSU RSA	1/24/12 1/24/12	0	525,000	787,500	0	36,250	72,500	43,875			292,900 354,510
Merrill Wall ABP PSU RSA	1/24/12 1/24/12	0	166,036	249,054	0	10,000	20,000	10,000			80,800 80,800
Gary Cady ABP PSU RSA	1/24/12 1/24/12	0	165,375	248,062	0	10,000	20,000	10,000			80,800 80,800

Non-Equity Incentive Plan Awards (Columns 3-5) The amounts reported in these columns reflect threshold, target and maximum award amounts for fiscal year 2012 pursuant to the 2012 Western Alliance Bancorporation Annual Bonus Plan, which is a performance-based compensation plan adopted pursuant to the Western Alliance Bancorporation 2005 Stock Incentive Plan. The actual amounts earned by each named executive officer pursuant to such plan are set forth in the Non-Equity Incentive Compensation Column of the Summary Compensation Table.

Equity Incentive Plan Awards (Columns 6-8) The amounts reported in these columns reflect threshold, target and maximum award amounts for the 2012-2014 performance cycle pursuant to the performance based stock unit awards issued as part of our 2012 annual equity awards. The actual amounts, if any, earned by each named executive officer pursuant to such awards are determined by the Compensation Committee at the end of the three-year performance cycle and are based on the Company’s cumulative EPS during the performance period. Threshold, target and maximum award amounts are payable upon achievement on a cumulative EPS of $1.75, $2,20 and $2.58, respectively. For more information regarding performance unit awards, please refer to the Long-Term Incentive Compensation section of the CD&A.

Stock Awards and Option Awards (Columns 9-11) The amounts reported in the 9th column reflect the number of shares underlying restricted stock awards that were granted as part of our 2012 annual equity awards and which vest 50% on the second and third anniversaries of the grant date. No options were granted in 2012.

Grant Date Fair Value (Column 12) In the case of performance unit awards issued as part of our 2012 annual equity awards, the grant date fair value is based on the target number of shares, which the Company currently estimates as a probable outcome of the market-based performance conditions. Depending on whether or to what extent the respective performance conditions are met, the number of shares for which the performance units are settled may range from zero to 200%.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning outstanding stock option awards and unvested restricted stock and performance unit awards held by each named executive officer as of December 31, 2012. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award. For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing market price of our stock at December 31, 2012 ($10.53), by the number of shares of unvested stock.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Sarver	65,000 35,000 50,000 60,000 75,000	0 0 0 0 25,000	12.00 29.00 34.80 15.90 7.61	10/27/14 1/17/13 1/23/14 1/23/15 1/30/16	194,293	2,045,905	60,000	631,800
Dale Gibbons	45,000 19,000 15,000 20,000 24,000 22,500	0 0 0 0 0 7,500	7.03 16.50 29,00 34.80 15.90 7.61	5/29/13 1/25/15 1/17/13 1/23/14 1/23/15 1/30/16	47,204	497,058	15,000	157,950
Kenneth Vecchione	6,000 3,750	0 1,250	15.90 7.61	1/23/15 1/30/16	151,848	1,598,959	36,250	381,712
Merrill Wall	75,000 10,000 12,500 15,000 15,000	0 0 0 0 5,000	16.50 29.00 34.80 15.90 7.61	1/25/15 1/17/13 1/23/14 1/23/15 1/30/16	43,000	452,790	10,000	105,300
Gary Cady	30,000 6,500 7,500 12,500 15,000 15,000	0 0 0 0 0 5,000	7.03 16.50 29.00 34.80 15.90 7.61	4/23/13 1/25/15 1/17/13 1/23/14 1/23/15 1/30/16	53,212	560,322	10,000	105,300

(1)	The options shown with an expiration date of January 17, 2013, January 23, 2014, January 23, 2015, and January 30, 2016 were granted on January 17, 2006, January 23, 2007, January 23, 2008, and January 30, 2009, respectively, and have seven-year terms, vesting in equal 25% increments on the first, second, third and fourth anniversaries of the applicable grant date. All other options have ten-year terms and vest in equal 20% increments on the first, second, third, fourth and fifth anniversaries of the grant date.
(2)	Amounts shown represent performance based stock units granted on January 24, 2012 that vest at the end of the 2012-2014 performance period if the performance criteria have been satisfied. The amounts reported in this column are based on the achievement of target performance, based upon performance through the end of 2012.

Options Exercised and Stock Vested in 2012

The following table provides information concerning exercises of stock options and the vesting of restricted stock during 2012 for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options (i.e., the market price on the exercise date, less the exercise price); the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock. For stock awards that vested in 2012, the aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of our common shares on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Robert Sarver	0	N/A	11,036	90,385
Dale Gibbons	0	N/A	3,219	25,945
Kenneth Vecchione	0	N/A	44,077	390,923
Merrill Wall	0	N/A	15,687	128,477
Gary Cady	0	N/A	13,976	114,463

(1)	Amounts reflect the closing market value of the stock on the day the shares vested.

Nonqualified Deferred Compensation in 2012

The Company sponsors the Restoration Plan, a non-qualified deferred compensation plan available only to members of the EMC. The Restoration Plan became effective in 2006. Under the 401(k) Plan, there is a statutory limit on the amount of compensation that can be taken into consideration in determining participant contributions and the Company’s matching contributions. The Restoration Plan allows participants to contribute 6% of their base salary and bonus compensation payable under the Annual Bonus Plan, without regard to the statutory compensation limit, but offset by participant contributions actually made under the 401(k) Plan. The Company makes matching contributions of 50% of the deferred amount up to 3% of all compensation as offset by the amount of matching contributions made on the participant’s behalf under the 401(k) Plan.

The following table provides information with respect to the Restoration Plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts. The column “Executive Contributions in 2012” indicates the aggregate amount contributed to such plans by each NEO during 2012. In 2012, no NEO received preferential or above-market earnings on deferred compensation, and no withdrawals or distributions were made.

Name	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)	Aggregate Balance at 12/31/12 ($)
Robert Sarver	33,193	16,596	7,944	326,614
Dale Gibbons	1,042	521	1,521	57,740
Kenneth Vecchione	0	0	0	0
Merrill Wall	11,540	5,770	700	38,693
Gary Cady	26	13	199	7,384

(1)	Amounts in this column are included in the Summary Compensation Table in the Salary column.

(2)	Amounts in this column are included in the Summary Compensation Table, in the All Other Compensation column, and as a portion of the Registrant Contributions column in footnote (3) to that table.

Potential Payments upon Termination or Change in Control

Termination Outside of a Change in Control

The Company does not currently have employment, severance or similar agreements or arrangements with any of its NEOs. The applicable award agreements under our 2005 Stock Incentive Plan provide that unvested stock options and restricted stock grants are forfeited immediately upon termination of service for any reason. The stock option award agreements further provide that, if a recipient dies or his or her employment is terminated due to disability, all vested options must be exercised within 12 months after the date of death or termination. The award agreements further provide that if a recipient’s employment is terminated for any other reason (except termination for cause), he or she has 90 days from the date of termination to exercise all vested stock options.

Potential Payments upon Termination in the Event of a Change in Control

For all named executive officers, except Mr. Vecchione, change in control severance benefits are payable pursuant to the Western Alliance Bancorporation Change in Control Severance Plan. Under the CIC Plan, benefits are payable to eligible executives, including named executive officers, only if the plan’s double trigger requirements are satisfied, meaning that, in order to receive any of the following benefits, the executive’s employment must be terminated without cause or the executive must terminate his employment for good reason during the 24 month period following a Change in Control. Mr. Vecchione’s eligibility to participate in the CIC Plan terminated on April 5, 2013.

A Change in Control is defined as:

•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

•	a sale of all or substantially all of the assets of the Company to another person or entity; or
•	any transaction, including a merger or reorganization, in which the Company is the surviving entity, which results in any person or entity other than persons who are stockholders or affiliates immediately prior to the transaction owning 50% or more of the combined voting power of all classes of stock of the Company.

Severance	benefits under the CIC Plan consist of:

•	A single lump sum cash severance payment in an amount equal to the sum of (i) two times the executive’s base salary, and (ii) two times the executive’s target incentive bonus amount;

•	Payment of any annual bonus that the executive earned in the prior year, but which was unpaid as of the executive’s separation from service;

•	Payment of a pro rata amount of the executive’s target incentive bonus amount for the year in which the executive’s separation from service occurs, based on the number of days elapsed in the year; and

•	Payment of the Company’s portion of the cost of continuing coverage under the Company’s group health benefit plan for the executive and the executive’s family for a period of up to 24 months.

The payment of benefits under the CIC Plan is conditioned upon the executive executing a general release in favor of the Company and is subject to the terms of the non-competition, non-solicitation and confidentiality covenants by and between the executive and the Company, pursuant to which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers for a period of one year following termination of employment. The Company may cancel benefits that are payable or seek to recover benefits previously paid if the executive does not comply with these provision or violates the release of claims. Payments may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Upon a termination of employment for cause, executives, including named executive officers, are not eligible for severance benefits under our CIC Plan, with the exception of accrued benefits. For the purposes of the CIC Plan, “cause” means the executive’s (a) willful and continued failure to perform his material duties with the Company, or the commission of any activity constituting a violation or breach under any federal, state or local law or regulation applicable to the Company, (b) fraud, breach of fiduciary duty, dishonesty, misappropriation or other action that causes damage to the property or business of the Company, (c) repeated absences from work such that he executive is unable to perform his duties in all material respects, (d) admission or conviction of, or plea of nolo contendere to, any felony or other crime that adversely affect the Company’s reputation or the executive’s ability to carry out the obligations of his employment, (e) loss of any licenses or registration that is necessary for he executive to perform his duties, (f) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding or (g) act or omission in violation or disregard of the Company’s policies.

The 2005 Stock Incentive Plan provides for the treatment of outstanding options and shares of restricted stock upon the occurrence of a Change in Control. In the event of a Change in Control, unless the successor entity or a parent or subsidiary thereof has agreed in writing to assume or continue the Company’s outstanding stock options and restricted stock awards or to substitute new awards to replace such outstanding awards of the Company, then the outstanding stock options and unvested restricted stock awards will vest in full, and the Board of Directors may elect, in its sole discretion, either to provide that all stock options will be exercisable for a period of 15 days prior to, and contingent upon, the consummation of the Corporate Transaction or to cancel any outstanding options and restricted stock and pay, or cause to be paid, to the holder an amount in cash or securities having a value:

•	in the case of restricted stock, equal to the formula or fixed price per share paid to holders of shares of the Company’s common stock in connection with the Corporate Transaction, or

•	in the case of options, equal to the product of the number of shares of common stock subject to the option multiplied by the amount, if any, by which the formula or fixed price per share paid to holders pursuant to the Corporate Transaction exceeds the exercise price of the option.

For performance shares, the Stock Unit Agreements provide for the treatment of outstanding performance based stock unit grants in the event of a Change in Control. In such an event, the vesting of the 2012 performance shares shall be determined as follows:

•	The Company shall determine and the Compensation Committee shall certify an EPS value equal to three (3) multiplied by the average of the Company’s actual annualized EPS for the completed portion of the performance period. The vesting percentage determined by such EPS value shall be multiplied by the target number of stock units to determine the number of stock units, if any, which shall be deemed vested stock units as of the day immediately preceding the consummation of the Change in Control.

•	In the event the Company’s projected annualized EPS for the remainder of the performance Period is higher or lower than the Company’s actual annualized EPS for the completed portion of the performance period, the Compensation Committee may, in its discretion, adjust the EPS value to account for the Company’s projected performance.

In addition, pursuant to indemnification agreements entered into by the Company with certain of its directors and executive officers, in the event of a change of control of the Company, an independent party will be appointed to determine the rights and obligations of the indemnitee and the Company with regard to a particular proceeding, and the Company has agreed to pay the reasonable fees for such party. If there is a potential change in control, the agreement provides that, upon the request of an indemnitee, the Company will establish and fund a trust for payment of reasonably anticipated expenses, and that the trust cannot be revoked upon a change of control without the indemnitee’s consent. For more information regarding the indemnification agreements, see “Employment, Noncompetition and Indemnification Agreements” below.

Under the Restoration Plan, the Company’s matching contribution in the executive’s account (and all earnings thereon) will become 100% vested immediately (if not already vested): (1) upon a change in control of the Company, or (2) on the date the executive reaches age 65, the date of his disability, or the date he dies, if the executive is employed by the Company on any such date.

Assuming a change in control or other vesting event occurred on December 31, 2012, the vesting benefit pursuant to the Restoration Plan to each NEO would have been $326,614 for Mr. Sarver, $57,740 for Mr. Gibbons, $0 for Mr. Vecchione, $38,693 for Mr. Wall, and $7,384 for Mr. Cady.

The table below reflects the amount of compensation that would have become payable to each of our named executive officers under existing plans if the named executive officer’s employment had been involuntarily terminated or the named executive officer resigned for good reason immediately following a Change in Control on December 31, 2012. The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicted in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the attained level of performance for performance units, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

Name	Cash Severance ($)	Bonus($)	Option Awards ($)	Stock Awards($)	Welfare & Other Benefits ($)	Total ($)
Robert Sarver	3,000,000	945,000	73,000	2,045,905	20,662	6,084,567
Dale Gibbons	1,039,500	218,295	21,900	497,058	7,408	1,784,161
Ken Vecchione	2,100,000	661,500	3,650	1,598,959	20,662	4,384,771
Merrill Wall	996,216	209,205	14,600	452,790	20,662	1,693,473
Gary Cady	992,250	208,373	14,600	560,322	20,662	1,796,207

Cash Severance (Column 2) The cash severance amount upon a change in control termination represents a lump sum payment equal to the sum of (i) two times the executive’s base salary as of December 31, 2012, and (ii) two times the executive’s the target incentive bonus amount under the 2012 Annual Bonus Plan.

Bonus (Column 3) The bonus amount represents the pro-rata payment of the annual bonus based on the number of days that the named executive officer was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2012 fiscal year, the amounts reported in this column represent the full annual bonus award payable to each named executive officer for 2012.

Option Awards (Column 4) For each share subject to an option whose vesting would be accelerated by a December 31, 2012 Change in Control, the value of stock options is determined by the excess of our common stock’s closing market price per share of $10.53 on December 31, 2012 and the option’s exercise price per share. The values set forth in this column reflect the fact that only some of the NEOs’ unvested stock options were “in the money” as of December 31, 2012.

Stock Awards (Column 5) The amounts reported in the 5th column represent the value that would have been attained upon the full vesting of all unvested restricted stock and performance share awards held by the named executive officer as of December 31, 2012. Amounts attributable to performance shares are based on the assumption for the 2012 performance share awards would have vested based on achievement of target performance. The value of each share of restricted stock and performance shares subject to accelerated vesting is equal to our common stock’s closing market price per share of $10.53 on December 31, 2012.

Welfare & Other Benefits (Column 6) The welfare benefits amount represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts are based on premiums paid on the executive’s behalf in 2012.

Employment, Noncompetition and Indemnification Agreements

Employment Agreements

The Company has not entered into employment agreements with any of its NEOs.

Noncompetition Agreements

On July 31, 2002, the Company entered into a Noncompetition Agreement with Mr. Sarver. The agreement is enforceable while Mr. Sarver is employed by the Company as a senior executive or is a member of its Board of Directors and for two years following the conclusion of such service. The agreement provides that, other than with the Company, Mr. Sarver will refrain from (a) engaging in the business of banking, either directly or indirectly, or from having an interest in the business of banking, in any state in which the Company engages in the business of banking; (b) soliciting any person then employed by the Company for employment with another entity engaged in the business of banking; or (c) diverting or attempting to divert from the Company any business of any kind in which the Company is engaged. The agreement does not prohibit passive ownership in a company engaged in banking that is listed or traded on the NYSE, American Stock Exchange or NASDAQ, so long as such ownership does not exceed 5%. In the event of a breach or threatened breach, the Company is entitled to obtain injunctive relief against the breaching party in addition to any other relief (including money damages) available to the Company under applicable law.

In consideration for the Company making certain executive officers, including the named executive officers and the members of the EMC, eligible for the severance benefits provided pursuant to the Company’s Change in Control Plan, each executive is subject to the terms of certain non-competition, non-solicitation and confidentiality covenants by and between the executive and the Company, pursuant to which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers for a period of one year following termination of employment.

Indemnification Agreements

At the time of its IPO in 2005, the Company entered into Indemnification Agreements with Messrs. Boyd, Lundy, Sarver, Snyder, and Froeschle, Drs. Nagy and Nave and Ms. Johnson (“indemnitees”). These agreements provide contractual assurance of the indemnification authorized and provided for by the Company’s articles of incorporation and bylaws and the manner of such indemnification, regardless of whether the Company’s articles or bylaws are amended or revoked, or whether the composition of the Board of Directors is changed or the Company is acquired. However, such limitation on liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director. The Company’s bylaws include provisions for indemnification of its directors and officers to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such laws and is unenforceable.

The agreement provides for the payment, in whole or in part, of expenses, judgments, fines, penalties, or amounts paid in settlement related to a proceeding implicating an indemnitee if that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to criminal proceedings, the person must have had no reason to believe the relevant conduct was unlawful in order to obtain indemnification. Each agreement also provides for instances in which the Company will advance funds to the indemnitee and a related mechanism by which the Company may be reimbursed for such advances if it is ultimately found not obligated to indemnify the indemnitee in whole or in part. Further, the Company has agreed to pay for all expenses incurred by an indemnitee in his or her attempt to enforce the indemnification terms of his or her agreement, any other agreement or law, the Company’s bylaws or its articles of incorporation. The Company has also agreed to pay for all expenses incurred by an indemnitee in his or her attempt to seek recovery under any officers’ or directors’ liability insurance policies, without regard to the indemnitee’s ultimate entitlement to any such benefits.

Each agreement to indemnify is subject to a number of qualifications. For example, it does not apply to any proceeding instituted by a bank regulatory agency that results in an order assessing civil monetary penalties or requiring payments to the Company or instituted by an indemnitee against the Company or its directors or officers without the Company’s consent. Further, the Company’s obligations are relieved should it be determined by a judge or other reviewing party that applicable law would not permit indemnification. The Company is entitled to assert that the indemnitee has not met the standards of conduct that make it permissible under the Nevada General Corporation Law for the Company to indemnify its directors and officers.

In the event of a change of control of the Company, each agreement provides for the appointing of an independent party to determine the rights and obligations of an indemnitee and the Company with regard to a particular proceeding, and the Company has agreed to pay the reasonable fees for such party. If there is a potential change in control, the agreement provides that, upon the request of an indemnitee, the Company will establish and fund a trust for payment of reasonably anticipated expenses, and that the trust cannot be revoked upon a change of control without the indemnitee’s consent.

Certain Transactions with Related Persons

The Company and its banking subsidiaries have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors, officers, and principal stockholders of the Company and its subsidiaries (and their associates), including corporations, partnerships and other organizations in which such persons have an interest. See “Compensation Committee Interlocks and Insider Participation” on page 19 for more information on these banking transactions.

Other than such banking transactions, there has been one related person transaction since the beginning of fiscal 2012: the Company’s bank subsidiaries collectively purchased season tickets for the Phoenix Suns’ 2013-2014 season for a total amount of $217,987. Mr. Sarver is the managing partner of the entity which owns the Phoenix Suns NBA basketball team, and Mr. Hilton is a limited partner in the Phoenix Suns ownership group. The tickets are used for business development purposes and the cost is apportioned according to the use by each affiliate.

Certain Business Relationships

Robert Sarver, the Company’s Chairman and Chief Executive Officer, is one of three general partners in a limited partnership that holds certain commercial real estate in which directors Hilton and Marshall are limited partners. This partnership is not related in any way to the Company’s operating or financial performance or the value of the Company’s shares. None of the directors, other than Mr. Sarver, is a managing or general partner in the limited partnership, nor do they have any other policy making role.

Mr. Sarver also is the managing partner of the entity which owns the Phoenix Suns NBA basketball team. Director Hilton is a limited partner in the Phoenix Suns ownership group.

Mr. Sarver also serves as a director of Meritage Homes Corporation. Mr. Hilton is the chairman of the board and chief executive officer of Meritage.

Mr. Boyd, a director of the Company, was the chief executive officer of Boyd Gaming Corporation until 2008 and currently holds the position of Executive Chairman. Director Johnson, Mr. Boyd’s daughter, is also an executive officer and director of Boyd Gaming Corporation. Robert L. Boughner, a director of Bank of Nevada and Boyd Gaming Corporation, is the chief operating officer and president of Borgata, an Atlantic City casino and resort that is jointly owned by Boyd Gaming Corporation and MGM Resorts International. Director Snyder, who also serves as Chairman of the Board of the Company’s Bank of Nevada subsidiary, was the president of Boyd Gaming Corporation from January 1997 until March 2005.

Director Mack is currently a Managing Principal for Southwest Value Partners Enterprises, a private real estate investment firm in which Mr. Sarver holds a minority interest. With the exception of maintaining routine deposit accounts with the Company’s subsidiary banks, SVP does not do business or engage in any transactions with the Company. Mr. Sarver was an original founder and managing principal of SVP, but no longer serves in a managing or controlling capacity. Mr. Sarver is a member of SVP’s five-person underwriting committee.

Policies and Procedures Regarding Transactions with Related Persons

In April 2008, the Board approved a Related Party Transactions Policy (“Policy”) that can be found in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

The Policy applies only to specific transactions or arrangements with so-called related parties, which includes the Company’s directors, executive officers, beneficial owners of 5% of more of the Company’s voting securities, related entities, and immediate family members of the foregoing. In general, under the Policy, unless the transaction falls within the category of a pre-approved transaction, every transaction involving a related party that involves an amount greater than $10,000 must be reported to and approved by an appropriate party. For transactions involving amounts equal to or lesser than $120,000, the appropriate party is, with respect to related parties of Western Alliance Bancorporation, the Company’s CEO or Chairman of the Audit Committee, and with respect to related parties of the Banks, the Company’s CEO or the president of the applicable Bank. For transactions involving amounts greater than $120,000, the appropriate party is, with respect to related parties of Western Alliance Bancorporation, the Company’s Board of Directors or the Audit or Governance Committee, and with respect to related parties of the Banks, the Board of Directors of the Bank.

In accordance with Federal Reserve Board Regulation O, each of the Company’s bank subsidiaries has adopted a formal policy governing any extensions of credit to any officer, director or significant stockholder of the bank or any affiliate. These policies require, among other things, that any such loan (1) be made on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with unrelated persons, (2) not involve more than the normal risk of collectability or present other unfavorable features for the bank, and (3) be approved by a majority of the bank’s full board of directors, without the direct or indirect participation of the interested person. Any transactions between the Company and an officer or director of the Company (or any of its affiliates), or an immediate family member of such an officer or director, falling outside the scope of these formal policies must be conducted at arm’s length. Any consideration paid or received by the Company in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances.

INDEPENDENT AUDITORS

Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed McGladrey LLP to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending December 31, 2012, and to report on the consolidated balance sheets, statements of income and other related statements of the Company and its subsidiaries. McGladrey LLP has served as the independent auditor for the Company since 1994. Representatives of McGladrey LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the stockholders.

Fees and Services

The following table shows the aggregate fees billed to the Company for professional services by McGladrey LLP for fiscal years 2012 and 2011, and RSM McGladrey through November 30, 2011.

	Fiscal Year 2012 ($)	Fiscal Year 2011 ($)
Audit Fees	627,000	616,000
Audit-Related Fees	28,000	29,000
Tax Fees	7,000	57,000
All Other Fees	113,000	116,000

Total	775,000	818,000

Audit Fees. Audit fees for 2012 include professional fees and costs associated with reviews of Registration Statements on Form S-3, Form S-4 and Form S-8 and related consents. Audit fees for 2011 include professional fees and costs associated with reviews of Registration Statement on Form S-3 and related consents. Audit fees for both years also include professional fees and costs associated with audits of Form 10-K and related items, and reviews of Forms 10-Q and related SAS 100 reviews.

Audit-Related Fees. Audit-related fees include audits of an employee benefit plan and services relating to various accounting and reporting matters.

Tax Fees. Tax fees include review of tax estimates and various tax consulting services, and for 2011 includes preparation of income tax returns.

All Other Fees. All other fees include regulatory compliance services.

The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to McGladrey LLP in 2012 and the proposed non-audit-related services and fees for 2013 and determined that such services and fees are compatible with the independence of McGladrey LLP.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy or involves de minimis fees, the service will require specific approval by the Audit Committee. The Audit Committee may delegate to its Chairman the authority to pre-approve services of the independent auditors, provided that the Chairman must report any such approvals to the full Audit Committee at its next scheduled meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth as of the Record Date, April 1, 2013, the record and beneficial ownership of the Company’s common stock by persons known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock. The Company knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of the Company’s common stock, except as set forth below.

Beneficial Owner	Shares of Common Stock Beneficially Owned (#)	Percentage of Class (1)
T. Rowe Price Associates, Inc. (2)	7,382,807	8.4%
BlackRock, Inc. (3)	6,125,043	7.0%
Wellington Management Company, LLP (4)	4,951,680	5.6%

(1)	Percentage calculated on the basis of 87,079,016 shares outstanding on April 1, 2013.
(2)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 11, 2013. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates’ address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3)

Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 30, 2013. BlackRock has sole voting power and sole dispositive power of 6,125,043 shares. BlackRock’s address is 40 East 52nd Street New York, NY 10022.

(4)	Based on a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2013. Wellington has shared voting power of 4,255,367 shares and shared dispositive power of 4,951,680 shares. Wellington’s address is 280 Congress Street Boston, MA 02210.

The following table sets forth certain information with respect to the beneficial ownership of common stock, as of the Record Date, April 1, 2013, by (a) each director and executive officer of the Company, and (b) the Company’s directors and executive officers as a group. The information contained herein has been obtained from the Company’s records and from information furnished to the Company by each individual. The “*” represents less than one percent of the class.

Beneficial Owner (1)	Shares of Common Stock Beneficially Owned	Percentage of Class (2)
Bruce Beach (3)	56,057	*
William S. Boyd (4)	3,989,042	4.5%
Gary Cady (5)	185,022	*
Duane Froeschle (6)	254,662	*
Dale Gibbons (7)	240,554	*
Bruce Hendricks (8)	137,959	*
Steven J. Hilton (9)	464,999	*
Marianne Boyd Johnson (10)	799,268	*
James Lundy (11)	250,476	*
Cary Mack (12)	188,682	*
Todd Marshall (13)	1,069,723	1.2%
Robert McAuslan (14)	36,120	*
M. Nafees Nagy, M.D. (15)	513,509	*
James Nave, D.V.M. (16)	550,304	*
John P. Sande, III (17)	112,680	*
Robert G. Sarver (18)	3,114,251	3.5%
Donald D. Snyder (19)	234,431	*
Sung Won Sohn (20)	14,521	*
Patricia Taylor (21)	30,641	*
Randall S. Theisen (22)	53,157	*
Kenneth A. Vecchione (23)	357,362	*
Merrill Wall (24)	245,653	*

All directors and executive officers as a group (22 persons)	12,899,073	14.8%

(1)	In accordance with the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power and/or investment power with respect to the shares, or has a right to acquire beneficial ownership at any time within 60 days from April 1, 2013. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Shares subject to outstanding stock options and warrants, which an individual has the right to acquire within 60 days of April 1, 2013 (“exercisable stock options” and “exercisable warrants,” respectively), are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities. The business address of each of the executive officers and directors is One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Telephone: (602) 389-3500.
(2)	Percentage calculated on the basis of 87,079,016 shares outstanding on April 1, 2013.
(3)	Mr. Beach’s share ownership includes 19,000 shares subject to exercisable stock options.
(4)	Mr. Boyd’s share ownership includes 18,000 shares subject to exercisable stock options.
(5)	Mr. Cady’s share ownership includes 63,000 shares subject to exercisable stock options.
(6)	Mr. Froeschle’s share ownership includes 65,000 shares subject to exercisable stock options.
(7)	Mr. Gibbons’ share ownership includes 138,000 shares subject to exercisable stock options. Includes 64,716 shares pledged or held in a margin account.
(8)	Mr. Hendricks’ share ownership includes 57,500 shares subject to exercisable stock options.
(9)	Mr. Hilton’s share ownership includes 21,000 shares subject to exercisable stock options, 136,548 shares held by a limited liability company, and 15,000 shares held in children’s trust accounts.
(10)	Ms. Johnson’s share ownership includes 21,000 shares subject to exercisable stock options and 184,796 shares held by a limited partnership.
(11)	Mr. Lundy’s share ownership includes 65,000 shares subject to exercisable stock options.
(12)	Mr. Mack’s share ownership includes 24,000 shares subject to exercisable stock options and 10,500 held by a limited liability company.
(13)	Mr. Marshall’s share ownership includes 18,000 shares subject to exercisable stock options.
(14)	Mr. McAuslan’s share ownership includes 0 shares subject to exercisable stock options.
(15)	Dr. Nagy’s share ownership includes 13,000 shares subject to exercisable options.
(16)	Dr. Nave’s share ownership includes 21,000 shares subject to exercisable stock options, 176,110 shares held by a profit sharing plan, and 125,818 held by his daughter.

(17)	Mr. Sande’s share ownership includes 12,875 shares subject to exercisable stock options.
(18)	Mr. Sarver’s share ownership includes: (i) 30,000 shares held by Mr. Sarver’s spouse over which he disclaims all beneficial ownership, (ii) 5,000 shares held by Mr. Sarver’s children over which he disclaims all beneficial ownership, (iii) 275,000 shares subject to exercisable stock options, (iv) 166,022 shares held by a limited partnership, (v) 33,105 shares held by a corporation. Includes 1,843,526 shares pledged or held in a margin account.
(19)	Mr. Snyder’s share ownership includes 21,000 shares subject to exercisable stock options. Includes 86,082 shares pledged or held in a margin account.
(20)	Dr. Sohn’s share ownership includes 0 shares subject to exercisable stock options.
(21)	Ms. Taylor’s share ownership includes 0 shares subject to exercisable stock options.
(22)	Mr. Theisen’s share ownership consists of 12,500 shares subject to exercisable stock options.
(23)	Mr. Vecchione’s share ownership consists of 11,000 shares subject to exercisable stock options. Includes 87,103 shares pledged or held in a margin account.
(24)	Mr. Wall’s share ownership includes 122,500 shares subject to exercisable stock options.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

Item 1. Election of Directors

Under the Company’s articles of incorporation, the Board is divided into three classes, with approximately one-third of the directors standing for election each year. The terms of four Class II directors will expire at this year’s Annual Meeting. The Board nominated four individuals to be elected as Class II directors at the Annual Meeting. The four individuals listed below, all of whom are currently directors of the Company, are the nominees to be elected as Class II directors at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.

The term for directors elected this year will expire at the annual meeting of stockholders held in 2016. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

The Board of Directors unanimously recommends that the stockholders vote “FOR” all of the following nominees:

Cary Mack

Todd Marshall

M. Nafees Nagy

James E. Nave

Biographical information about these nominees may be found beginning at page 8 of this proxy statement.

Item 2. Advisory (Non-Binding) Vote on Executive Compensation

Section 14A of the Exchange Act requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, no less than once every three years. Consistent with the desire of the Company’s stockholders expressed at the 2012 Annual Meeting of Stockholders to conduct the advisory vote on executive compensation annually, the Company has elected to provide for annual votes on executive compensation.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and other related tables and disclosures therein.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of the Company and its affiliates, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible interests of management and stockholders. Our Board of Directors believes that our compensation policies and practices achieve these objectives.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Item 3. Ratification of Appointment of the Independent Auditor

The Audit Committee has appointed the firm of McGladrey LLP as the independent auditor to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2013 and the Company’s internal control over financial reporting as of December 31, 2013. Representatives of McGladrey LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of the appointment of the Company’s independent auditor is not required by our bylaws or otherwise, we are submitting the selection of McGladrey LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for the Company.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the appointment of McGladrey LLP as the Company’s independent auditor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. The Company prepares reports for such filings of its officers and directors based on information supplied by them. Based solely on its review of such information, the Company believes that during the fiscal year ended December 31, 2012, its officers and directors were in compliance with all applicable filing requirements, except that Mr. Froeshle filed one late report for shares acquired in a previous year.

ADDITIONAL INFORMATION

Stockholder Proposals for 2014 Annual Meeting

Any proposal which a stockholder wishes to have included in the Company’s proxy statement and form of proxy relating to its 2014 Annual Meeting of stockholders must be received by the Company, directed to the attention of the Corporate Secretary, at its principal executive offices at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, no later than December 23, 2013. If a stockholder wishes to present a matter at the Company’s 2014 Annual Meeting that is outside the process for inclusion in the proxy statement, notice must be given to the Secretary not later than March 3, 2014. All stockholder proposals will be subject to and must comply with Nevada law and the rules and regulations of the SEC, including Rule 14a-8 under the Exchange Act, as amended.

Annual Report on Form 10-K

The Company has filed its Annual Report on Form 10-K for its 2012 fiscal year with the SEC, and a copy of the Annual Report on Form 10-K is enclosed with this proxy statement. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary, or from the website http://materials.proxyvote.com/957638.

Legal Proceedings

No director or executive officer of the Company is a party to any material pending legal proceedings or has a material interest in any such proceedings that is adverse to the Company or any of its subsidiaries.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and Notices of internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notices of internet Availability of Proxy Materials or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to Western Alliance Bancorporation, One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attn: Corporate Secretary, or by calling (602) 389-3500.

Other Business

Except as described above, the Company knows of no business to come before the Annual Meeting. However, if other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the Proxy to vote in accordance with the determination of a majority of the Board of Directors on such matters.

BY ORDER OF THE

BOARD OF DIRECTORS

ROBERT G. SARVER

CHAIRMAN OF THE BOARD

Dated: April 24, 2013

WESTERN ALLIANCE BANCORPORATION™

WESTERN ALLIANCE BANCORPORATION
ATTN: DALE GIBBONS
ONE EAST WASHINGTON STREET
14th FLOOR
PHOENIX, AZ 85004

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^^l^y^^m^ VOTE BY INTERNET - www.proxyvota.com ^f^fff ^it Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. \\/FSTERN yVl IAMCE Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction BANCORPORATION form. WESTERN ALLIANCE BANCORPORATION nI?’ii?Tt£i””rMrTOM STPFFT ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 14th FLOOR STREET |f yQu w(Ju|d |jka JQ reduce ^ costs incurred by our company in maj|jng proxy PHOENIX, AZ 85004 materials, you can consent to receiving all future proxy statements, proxy cards I and annual reports electronically via e-mail or the Internet. To sign up for — electronic delivery, please follow the instructions above to vote using the Internet Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 _ electronically in future years. Investor Address Line 3 _” _” i? Investor Address Line 4 VOTE BY PHONE-1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample ll 11111 ^-M- Eastern Time the day before the meeting date. Have your proxy card in hand 1234 ANYWHERE STREET K, when you call and then follow the instructions. ANY CITY, ON A1A 1A1 VOTE BY MAIL . I, || . || || || || || . || || ... . Mark, sign and date your proxy card and return it in the postage-paid envelope we null ii liln linlliililii I Inillii mil liiillnlilii II lull I I have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717. CONTROL # —^ 000000000000 NAME THE COMPANY NAME INC.-COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K. 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: “ KEEP_r_HIS_PORJION FOR_YOUR_RECORDS_ THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any I i ^ AH All Except individual nominee(s), mark “For All FUR ?rTfol{o5ing:t0rS “””””””^ ^ **’ no^e^Ton™^! tfne “iW °f “” 1 3 1. Election of Directors U U U | o Nominees ‘ ‘ I 1 o 01 Gary Hack 02 Todd Marshall 03 N. Nafees Nagy 04 Janes E. Nave o o The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy ODD Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and “_>_*”_ Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and other related tables and disclosures therein. 3 Ratify the appointment of McGladrey LLP as the Company’s independent auditor. 000 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. o - For address change/comments, mark here. (~) Z (see reverse for instructions) Yes No Investor Address Line 1 q Investor Address Line 2 ° Please indicate if you plan to attend this meeting Q Q Investor Address Line 3 K Investor Address Line 4 Please sign exactly as your name(s) appear(s) hereon. When signing as ^hn^aln ft* PeSS Ll”e * co’l attorney, executor, administrator, or other fiduciary, please give full J°”” lf.™uucoc SI title as such. Each joint owner should sign personally. All holders must 1c3”i ANYWHERE bTREET p; sign. If a corporation or partnership, please sign in full corporate or ANYCITY,ON A1A1A1 5 partnership name, by authorized officer. I I SHARES CUSIP# 1 JOB* ‘ SEQUENCE* Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

western alliance ‘ ‘ BANCORPORATION™ Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Company Brochure is/are available at www.proxyvote.com. i WESTERN ALLIANCE BANCORPORATION Annual Meeting of Stockholders May 21, 2013, 8:00 AM This proxy Is solicited by the Board of Directors The undersigned hereby appoints Dale Gibbons and Linda Mahan, jointly or severally, proxies, with the full power of substitution, to vote shares of common stock of WESTERN ALLIANCE BANCORPORATION owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at 08:00 AM, PDT on 5/21/13, at 1 E. Washington St., Ste 1400, Phoenix, AZ 85004, and any adjournment or postponement thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting. The undersigned also provides directions to Charles Schwab Trust Co., Trustee, to vote shares of common stock of Western Alliance Bancorporation allocated, respectively, to accounts of the undersigned under the Western Alliance Bancorporation 401 (k) Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof as specified on the reverse side of this card. Where a vote is not specified: The proxies will vote all such shares owned of record as recommended by the Board of Director on all proposals; and Charles Schwab Trust Co., as Trustee, will vote all such shares allocated to the Western Alliance Bancorporation 401 (k) Plan account of the undersigned on all proposals in the same manner and proportion as shares for which voting instructions are received. o i Address change/comments: S ( ^ q C£L * £ V J § (If you noted any Address Changes and/or Comments above, please markcorresponding box on the reverse side.) Continued and to be signed on reverse side